UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Noble Energy, Inc.

(Name of Registrant as Specified in its Charter)

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Tuesday, April 22, 2014

9:30 a.m. local time

The Woodlands Waterway Marriott Hotel & Convention Center

1601 Lake Robbins Drive, The Woodlands, Texas 77380

Dear Stockholder:

I hope you will join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2014 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

Last year we redesigned our Proxy Statement to more effectively explain the matters to be addressed at our Annual Meeting. We received many positive comments on our effort, in particular on the summary at the beginning that provides highlights on detailed information contained elsewhere in the Proxy Statement. My fellow Board members and I are committed to finding ways to provide you with information about the Company in a manner that is easy to access and understand.

We continue to enhance the Compensation Discussion and Analysis that begins on page 26 to better show how our executives’ compensation is linked to performance and more clearly explain our executive compensation program. You will also find detailed information about the qualifications of our director candidates, and why we believe they are the right people to represent you, starting on page 14.

Your vote is very important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 2.

I hope to see you at the meeting. Thank you for being a stockholder and for the trust you have shown in Noble Energy.

March 21, 2014

Houston, Texas

Charles D. Davidson
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 22, 2014

The Annual Meeting of Stockholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 22, 2014 at 9:30 a.m. local time at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the ten nominees as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in a nonbinding advisory vote, the compensation of the Company’s Named Executive Officers; and

4.	to transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set March 5, 2014 as the record date for the meeting. This means that holders of record of shares of common stock of the Company as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to stockholders at the meeting.

March 21, 2014

Houston, Texas

By Order of the Board of Directors

Arnold J. Johnson Senior Vice President, General Counsel and Secretary

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting.
See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or
Internet, how to revoke a proxy and how to vote shares in person.

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”.

2014 Annual Meeting of Stockholders

•	Date and Time:	Tuesday, April 22, 2014, 9:30 a.m. local time

•	Place:	The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380

•	Record Date:	March 5, 2014

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Director Nominees (page 14)	FOR each Director Nominee
Ratification of Appointment of Independent Auditor (page 23)	FOR
Advisory Vote to Approve Executive Compensation (page 25)	FOR

Director Nominees (beginning on page 14)

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	63	2005	President and Chief Executive Officer of Berenson & Company	C, CG	None
Michael A. Cawley*	66	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	Noble Corporation
Edward F. Cox*	67	1984	Chair of The New York Republican State Committee	C, CG, E	None
Charles D. Davidson	64	2000	Chairman and Chief Executive Officer of Noble Energy, Inc.	E	None
Thomas J. Edelman*	63	2005	Managing Partner of White Deer Energy	C, CG, E	Emerald Oil, Inc. PostRock Energy Corporation
Eric P. Grubman*	56	2009	Executive Vice President of the National Football League	A, CG	None
Kirby L. Hedrick*	61	2002	Former Executive Vice President of Phillips Petroleum Company	C, CG, E	None
Scott D. Urban*	60	2007	Partner in Edgewater Energy LLC	A, CG, E	Pioneer Energy Services Corporation

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
William T. Van Kleef*	62	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
Molly K. Williamson*	68	2013	Scholar, Middle East Institute	C(1), CG, E	None

*Independent Director.

(1)	Ms. Williamson was added to the Company’s Compensation, Benefits and Stock Option Committee on January 28, 2014.

A	Audit Committee
C	Compensation, Benefits and Stock Option Committee
CG	Corporate Governance and Nominating Committee
E	Environment, Health and Safety Committee

2013 Business Highlights (beginning on page 26)

2013 was another year of strong performance by the Company. Business highlights include:

•	Major projects were completed, with Tamar (offshore Israel) and Alen (offshore West Africa) beginning production ahead of schedule;

•	Major projects were sanctioned at Big Bend (phase one of our Rio Grande development) and Gunflint (deepwater Gulf of Mexico);

•	Exploration success was achieved, with announced discoveries at Karish and Tamar Southwest (offshore Israel) and Troubadour and Dantzler (deepwater Gulf of Mexico);

•	Successful appraisal wells were drilled at Leviathan (offshore Israel), Gunflint and offshore Cyprus;

•	Average daily production increased, the DJ Basin by 23% and Marcellus Shale by 60%;

•	Year-end proved reserves increased 19% to 1.4 BBoe; and

•

Acreage positions were enhanced, with a 50,000 acre exchange with another operator in the DJ Basin, a Marcellus Shale acquisition covering a 50% interest in approximately 90,000 acres and divestitures of non-core properties.

The following illustrates the directional relationship between Company performance, based on several key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and Chief Executive Officer (“CEO”) from 2011 to 2013. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because we believe that they correlate to long-term stockholder value.

Production (MBoe/d)	Controllable Unit Costs (percentage relative to compensation peer group)

Discretionary Cash Flow(1) (Billions)	CEO Total Direct Compensation (Millions)

(1) Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

Five-Year Total Stockholder Return

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2008 would have grown to over $290 on December 31, 2013, with dividends reinvested quarterly, for those who wish to consider total stockholder return when evaluating executive compensation. The chart also compares the total stockholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s new (2013) and former compensation peer groups over the same period, with dividends reinvested quarterly. As illustrated below, the Company’s common stock outperformed both the S&P 500 Index and the Company’s new and former compensation peer groups during this period.

Comparison of Five-Year Cumulative Total Stockholder Return*

For more complete information regarding the Company’s 2013 performance, please see the Company’s Annual Report on Form 10-K.

Executive Compensation Highlights (beginning on page 29)

Our compensation program is designed to link compensation to performance. In 2013 we increased our emphasis on performance-based compensation, with 70% of our CEO’s target compensation being performance-based. For purposes of the following chart:

•	Annual bonus is based on operational and financial performance;

•	stock options are based on absolute stock price appreciation; and

•	performance shares are based on relative total shareholder return.

For 2013:

•	Achievement of quantitative metrics (60% weighted) and qualitative goals (40% weighted) resulted in an above-target bonus payout;

•

long-term incentive compensation continued to constitute a substantial portion of our executives’ compensation, with the Compensation, Benefits and Stock Option Committee considering total stockholder return, debt-adjusted per share production growth and reserve replacement in making grants of stock options and restricted stock; and

v

•	25% of the target long-term incentive opportunity is tied to relative total stockholder return.

Our Compensation Committee reviewed the aggregate estimated realizable pay of our CEO relative to CEOs of our peer group companies for the trailing three year period ending December 31, 2012, compared against three-year relative total shareholder return of our peer group companies. The estimated realizable value reflects the aggregate value of base salary, actual bonus paid, “in-the-money” value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2012.

The following chart displays our CEO’s targeted compensation for the years 2011 - 2013 compared to the potential realizable compensation as of December 31, 2013. Target bars represent the Compensation Committee’s target compensation decisions for years 2011, 2012, and 2013. Each year’s value is reflective of our CEO’s annual base salary, target bonus opportunity and targeted equity value. Realizable bars for 2011, 2012, and 2013 represent each year’s base salary, actual bonus paid, “in-the-money” value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2013. We believe this supplemental information is important since the vast majority of reported compensation is an incentive for future performance and will vary depending upon the Company’s performance for the applicable year. As can be seen, the realizable compensation differs from the amounts shown in the 2013 Summary Compensation Table.

($ in thousands)

Recent Enhancements to Compensation Program

•

On July 23, 2013, our Board adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for service as an employee or director of the Company (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. (page 38)

•

On July 22, 2013, our Compensation Committee adopted a policy by which it would allow the continued or accelerated vesting of equity benefits to employees retiring after attaining age 60 with 10 years of service who provide at least six months written notice of retirement and meet certain other requirements. (page 38)

•

Free cash flow has been added as a performance measure under our 2014 Short-Term Incentive Plan, with the quantitative nondiscretionary component of the plan remaining at 60% of the total payout calculation and allocated 15% each to production, relative cash costs and relative total stockholder return and 7.5% each to discretionary cash flow and free cash flow. (page 36)

•	An adjustment has been made to our 2014 compensation peer group to ensure that it continues to be relevant. (page 33)

•	In the fall of 2013, our Compensation Committee approved the termination of our defined benefit plans, with plan liquidation anticipated by the end of calendar year 2015. (page 39)

Important Date for 2015 Annual Meeting of Stockholders (page 13)

Stockholder proposals and nominees for director(s) to be submitted for inclusion in our 2015 Proxy Statement pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us by December 23, 2014.

1001 Noble Energy Way Houston, Texas 77070	PROXY STATEMENT March 21, 2014

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2014 Annual Meeting of Stockholders of Noble Energy, Inc. (the “Company”). The meeting will be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380 on April 22, 2014, at 9:30 a.m. local time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our stockholders on or about March 24, 2014.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company as of the close of business on March 5, 2014, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 5, 2014 there were 360,650,792 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2014.

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2013 and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at https://materials.proxyvote.com/655044.

Questions and Answers about the Meeting and Voting

1.	What is a Proxy Statement and what is a proxy?

A Proxy Statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2014 Annual Meeting of Stockholders. These officers are Charles D. Davidson and Kenneth M. Fisher.

2.	What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3.	What different methods can I use to vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank or broker.

By Telephone or Internet. All stockholders of record can also vote by touchtone telephone from the U. S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

In Person. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4.	What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any

Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

5.	How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, March 5, 2014. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of March 5, 2014 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Questions and Answers

6.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you do not have a legal proxy, you can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf

7.	What are my voting choices for each of the proposals to be voted on at the 2014 Annual Meeting of Stockholders?

Proposal	Voting choices and Board recommendations
Item 1: Election of Director Nominees

•     Vote in favor of all nominees;

•     vote in favor of specific nominees;

•     vote against all nominees;

•     vote against specific nominees;

•     abstain from voting with respect to all nominees; or

•      abstain from voting with respect to specific nominees.

The Board recommends a vote FOR all nominees.

Item 2: Ratification of Appointment of Independent Auditor	• Vote in favor of the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.
Item 3: Advisory Proposal to Approve Executive Compensation

•     Vote in favor of the advisory proposal;

•     vote against the advisory proposal; or

•     abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory proposal to approve executive compensation.

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. The proposals to ratify the appointment of the independent auditor and to approve executive compensation each require approval by holders of a majority of shares of our common stock represented in person or by proxy at the meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees as set forth in this Proxy Statement;

•	FOR the proposal to ratify the appointment of the independent auditor; and

•	FOR the advisory proposal to approve executive compensation.

Questions and Answers

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Nondiscretionary Items. The election of directors and the advisory proposal to approve executive compensation are nondiscretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

10.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

11.	What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

•	Giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

12.	Are votes confidential? Who counts the votes?

We will not disclose the votes of specific stockholders except:

•	As necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;
•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.

We will continue to retain an independent inspector of election to tabulate the proxies and certify the results.

13.	When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

14.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

All of our directors are expected to attend each annual meeting of our stockholders. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting of Stockholders.

Questions and Answers

15.	Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K on the Internet?

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) are available at https://materials.proxyvote.com/655044.

16.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $11,500 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

17.	How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted at the address appearing on page 1 of this Proxy Statement or by calling (281) 872-3100.

18.	How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director, or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, stockholders should go to our website. Under the heading “About Us — Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

19.	Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We have attempted to include definitions for capitalized terms, abbreviations and acronyms at the place in this Proxy Statement where they are first used. We have also included a quick reference glossary beginning on page 64.

Corporate Governance

Corporate Governance

Our website contains a number of documents helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines, which include information regarding the Board’s mission and director responsibilities, director qualifications and determination of director independence;

•	Certificate of Incorporation;

•	By-Laws;

•	charters for each Board committee; and

•	Code of Conduct and Code of Ethics for our Chief Executive Officer, and Senior Financial Officers, and information about how to report concerns about the Company.

You may also obtain copies of these documents by contacting the Company Secretary. Instructions on how to communicate with the Company’s directors are included in response to question 18 in the Questions and Answers section. (page 5)

The Board regularly reviews developments in corporate governance and updates its corporate governance documents and practices as it deems appropriate. Amendments to these documents will be promptly posted on our website.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board currently combines the role of chairman of the board with the role of chief executive officer (“CEO”), and maintains a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any problematic governance or management issues resulting from our combining of the two roles and, in this combined role, Mr. Davidson has provided strategic, operational and technical expertise, vision and a proven ability to lead the Company.

Board Leadership Structure

•	Chairman of the Board and CEO: Charles D. Davidson

•	Lead Independent Director: Michael A. Cawley

•	Active engagement by all Directors, including nine independent Directors

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

Our Board will review, at least annually, the continued appropriateness of the Company’s combined chairman/CEO structure, as opposed to a split role or other structure. This review will occur outside the presence of the Chairman and CEO, at a meeting of the Company’s Corporate Governance and Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that generally includes:

•	Approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

Corporate Governance

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Board and Committees

In 2013, our Board held nine meetings and committees of the Board held 21 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2013.

Our Board has the following four committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;
•	Corporate Governance and Nominating Committee (“Governance Committee”);

•	Compensation, Benefits and Stock Option Committee (“Compensation Committee”); and

•	Environment, Health and Safety Committee (“EH&S Committee”).

The following table summarizes the primary purposes of each committee.

Committee	Primary Purpose

Audit	•

Assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors; and

	•	prepare a Committee report as required by the SEC to be included in the Company’s annual Proxy Statement.

Governance	•	Take a leadership role in providing a focus on corporate governance to enable and enhance the Company’s short and long-term performance;

	•	engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by the Board;

	•	develop, and recommend to the Board, a set of corporate governance principles or guidelines applicable to the Company;

	•	advise the Board with respect to the Board’s composition, procedures and committees;

	•	oversee the evaluation of the Board and management; and

	•	oversee the Company’s political activity.

Compensation	•

Review and approve corporate goals and objectives in the areas of salary and bonus compensation, benefits, and equity-based compensation, as these areas relate to the CEO, evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based on that evaluation;

	•	make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board approval;

Corporate Governance

Committee	Primary Purpose

	•	produce an annual report on executive compensation as required by the SEC to be included in or incorporated by reference into the Company’s Proxy Statement or other applicable SEC filings; and

•

under delegation from our Board, determine and approve our compensation philosophy, the compensation of our non-CEO executive officers and equity-based compensation applicable to non-executive officer employees.

EH&S	•	Assist the Board in determining whether the Company has appropriate policies and management systems in place with respect to environment, health and safety and related matters;

	•	monitor and review compliance with applicable EH&S laws, rules and regulations; and

	•	serve as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility.

The following table describes the current members of each committee and the number of meetings held during 2013.

Name	Audit(1)	Compensation(2)	Governance(3)	EH&S
Jeffrey L. Berenson*		✓	✓
Michael A. Cawley*	✓		Chair
Edward F. Cox*		✓	✓	Chair
Charles D. Davidson				✓
Thomas J. Edelman*		✓	✓	✓
Eric P. Grubman*	✓		✓
Kirby L. Hedrick*		Chair	✓	✓
Scott D. Urban*	✓		✓	✓
William T. Van Kleef*	Chair		✓
Molly K. Williamson*		✓(4)	✓	✓
Number of Meetings	5	8	5	3

*	Independent directors

(1)

All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules and to be financially literate. Mr. Van Kleef has been determined to be a financial expert.

(2)

All members of our Compensation Committee have been determined to meet the NYSE standards for independence, with each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

(3)	All members of our Governance Committee have been determined to meet the NYSE standards for independence.

(4)	Ms. Williamson was added to the Compensation Committee on January 28, 2014.

Corporate Governance

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management

•	The Board oversees risk management.

•	Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•	Company management is charged with managing risk through robust internal processes and controls.

•	External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Our Board

•	Includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion; and

•

maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Audit Committee

•	Assists our Board in fulfilling its responsibility to oversee the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	retains, and interacts directly with, our independent auditors of financial statements and oil and gas reserves; and

•	holds periodic reviews with our management to address financial and related disclosures, key legal and regulatory developments and possible enhancements to our Code of Business Conduct and Ethics.

Our Governance Committee

•	Annually reviews developments in the area of corporate governance and our Corporate Governance Guidelines in order to recommend appropriate actions to our Board;
•

reviews director independence, Board membership and committee assignments and makes adjustments in order to ensure that we have the appropriate director expertise to oversee the Company’s evolving business operations; and

•	oversees the Company’s political activity.

Our EH&S Committee

•

Assists our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and monitoring and reviewing compliance with applicable EH&S laws, rules and regulations;

•	periodically reviews EH&S performance, our annual EH&S audit schedule, key EH&S legal and regulatory developments and trends; and

•	reviews and advises the Board on Company initiatives in the area of corporate social responsibility.

Our Compensation Committee

•	Reviews our Proxy Statement Compensation Discussion and Analysis and discusses its disclosures with our management;

•	evaluates our CEO’s performance, considering input from our other independent directors on Company risk management efforts and other criteria;

•

reviews our compensation program in an effort to ensure that it remains aligned with our compensation objectives and to address any potential risks that are reasonably likely to have a material adverse effect on the Company; and

•	monitors executive officer compliance with the Company’s stock ownership guidelines.

Our management

•	Maintains committees responsible for enterprise risk management, compliance and ethics, and disclosures;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to the Board or its committees on the Company’s risk management practices.

Corporate Governance

Our external consultants

•	Audit our financial statements and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

•	assist in the implementation of program enhancements; and

•	help us prepare the risk disclosures in our public filings.

Succession planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of Company leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long-term and forms the basis upon which the Company makes ongoing leadership assignments.

In connection with our succession planning efforts, on May 1, 2013 we entered into Retention and Confidentiality Agreements with executive officers Rodney D. Cook and Ted D. Brown that generally provide for their continued employment until agreed dates in 2014, with them in return receiving continued vesting of previously awarded stock options and restricted stock, subject to certain conditions.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. On January 28, 2014, our Board approved changes to our code to make adjustments to its policy coverage and implement a more interactive format and structure.

We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

A copy of these codes can be obtained free of charge from our website, or by written request to the attention of the Company Secretary. Amendments to these codes will be promptly posted on our website.

Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of all of our non-management directors and reports its findings to the full Board. To assist in this review, the Board has adopted standards for director independence, which are consistent with the NYSE and SEC independence criteria. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our website under the heading “About Us – Corporate Governance.”

In making independence determinations, our Board considers all relevant facts and circumstances. The following table contains a description of some of the transactions, relationships and arrangements considered by our Board on February 3, 2014 in confirming its determination that these directors are independent.

Director	Description of Relationship
Jeffrey L. Berenson

President and CEO of Berenson & Company, as well as a former director of Epoch Holding Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation, which we acquired by merger in May 2005.

Michael A. Cawley

Former President, CEO and Trustee of The Samuel Roberts Noble Foundation, Inc. Mr. Cawley received payments totaling approximately $32,078 in 2013 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and member of the Compensation Committee of Noble Corporation, a publicly-traded drilling company with which the Company conducted business in 2013.

Edward F. Cox

Chair of the New York Republican State Committee. Received payments in 2013 totaling approximately $587,516 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s.

Corporate Governance

Director	Description of Relationship
Thomas J. Edelman

Director of Berenson & Company, as well as managing partner of White Deer Energy, an energy private equity fund that owns oil service companies with which the Company has conducted business. Mr. Edelman is also a director of Emerald Oil, Inc. and PostRock Energy Corporation and is the former Chairman and CEO of Patina, which we acquired by merger in May 2005.

Eric P. Grubman	Executive Vice President of the National Football League.
Kirby L. Hedrick	Former Executive Vice President of Phillips Petroleum Company.
Scott D. Urban

Former Group Vice President, Upstream, for several profit centers at BP. As a partner in Edgewater Energy LLC, an exploration and production consulting and private investment firm, he serves as a lead partner in a private equity company working in the Delaware Basin. Mr. Urban is also a director and chair of the Compensation Committee, and member of the Nominating and Corporate Governance Committee, of Pioneer Energy Services Corporation.

William T. Van Kleef

Director and chair of the Audit Committee of Oil States International, Inc., a publicly-traded company that provides specialty products and services to oil and gas drilling and production companies worldwide and with which the Company conducted business in 2013.

Molly K. Williamson	Scholar with the Middle East Institute, Director of the American Academy of Diplomacy and Director of the International Service Corps.

After reviewing these transactions, relationships and arrangements, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban or Van Kleef or Ms. Williamson to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our Audit Committee, Compensation Committee and Governance Committee are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	The nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

During fiscal year 2013, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

Corporate Governance

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2013.

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of March 5, 2014, the shares of common stock beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and Named Executive Officers as a group.

	Common Stock Beneficially Owned(1)
Name	Number of Shares Owned(2)		Shares Underlying Stock Options(3)	Total	Percent of Class

Director
Jeffrey L. Berenson	58,214		58,162	116,376	*
Michael A. Cawley	39,848		71,762	111,610	*
Edward F. Cox	46,966	(4)	51,762	98,728	*
Charles D. Davidson	1,194,379	(5)	1,579,974	2,774,353	*
Thomas J. Edelman	3,939,848	(6)	74,162	4,014,010	1.1%
Eric P. Grubman	18,316		42,010	60,326	*
Kirby L. Hedrick	97,026		71,762	168,788	*
Scott D. Urban	25,448		56,796	82,244	*
William T. Van Kleef	102,566		74,162	176,728	*
Molly K. Williamson	3,760		5,434	9,194	*

Named Executive Officer (excluding any director named above)
Rodney D. Cook	122,519		185,078	307,597	*
Susan M. Cunningham	147,375		488,650	636,025	*
Kenneth M. Fisher	135,044		229,662	364,706	*
David L. Stover	311,819		742,020	1,053,839	*
All directors and Named Executive Officers as a group (14 persons)	6,243,128		3,731,396	9,974,524	2.8%

*	Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)

Includes restricted stock awards not currently vested, as follows: 1,604 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban and Van Kleef; Ms. Williamson — 3,760 shares; Mr. Cook — 34,444 shares; Ms. Cunningham — 54,287 shares; Mr. Davidson — 214,582 shares; Mr. Fisher — 63,357 shares; and Mr. Stover — 119,055 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before May 4, 2014.

(4)	Includes 28,334 shares held by spouse.

(5)	Includes 6,678 shares indirectly held in a qualified 401(k) Plan.

(6)	Includes 1,334,000 shares held under deferred compensation plans.

Corporate Governance

Security Ownership of Certain Beneficial Owners

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address	Number of Shares	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	53,918,413 (1)	15.0%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	26,703,000 (2)	7.4%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	21,897,346 (3)	6.1%

(1)

Based upon its Schedule 13G/A filed with the SEC on February 14, 2014 with respect to its beneficial ownership of our common stock. FMR LLC has sole voting power with respect to 194,435 shares and sole dispositive power with respect to 53,918,413 shares.

(2)

Based upon its Schedule 13G/A filed with the SEC on February 13, 2014 with respect to its beneficial ownership of our common stock. Capital World Investors has sole voting power and sole dispositive power with respect to 26,703,000 shares.

(3)

Based upon its Schedule 13G/A filed with the SEC on January 30, 2014 with respect to its beneficial ownership of our common stock. Blackrock, Inc. has sole voting power and sole dispositive power with respect to 18,774,381 shares.

Stockholder Proposals and Other Matters

Stockholder proposals intended to be brought before the Annual Meeting of Stockholders as an agenda item or to be included in our proxy statement relating to our 2015 Annual Meeting of Stockholders, which is currently scheduled to be held on April 28, 2015, must be received by us at our office in Houston, Texas, addressed to our Secretary, no later than December 23, 2014.

Our Board does not intend to present any other matter at the Annual Meeting of Stockholders and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

As of the date of this Proxy Statement, our Board consists of ten directors, nine of whom are independent. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board, which has set the number at ten; and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party firm.

Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, at least 120 calendar days before the anniversary date of the immediately previous year’s annual meeting. Stockholder nominees for directors to be submitted for inclusion in our 2015 Proxy Statement must be received by us by December 23, 2014. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a stockholder recommendation for a director nominee.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make

Election of Directors (Proposal 1)

independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Our Governance Committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race.

Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. Based on this review and subsequent discussions, the committee concluded that the Board would benefit by the addition of a director with broad experience in foreign policy, in particular with respect to the Company’s Eastern Mediterranean operations. As a result, on March 14, 2013, Molly K. Williamson was elected to the Board. In connection with Ms. Williamson’s election, our Governance Committee engaged an executive search firm to assist it in identifying and screening potential Board candidates.

2014 Nominees for Director

Upon recommendation of the Governance Committee, the Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, Charles D. Davidson, Thomas J. Edelman, Eric P. Grubman, Kirby L. Hedrick, Scott D. Urban, William T. Van Kleef and Molly K. Williamson for election as directors. All of the nominees are independent under the applicable NYSE independence standards and SEC rules, except Charles D. Davidson.

Each of the director nominees currently serves on the Board and was elected by the stockholders at the 2013 Annual Meeting of Stockholders. If elected, each nominee will hold office until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

The Board believes that the combination of the various qualifications, skills and experiences of the 2014 director nominees would contribute to an effective and well-functioning Board. The Board and the Governance Committee believe that, individually and as a whole, the Board possesses the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Qualifications of 2014 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led the Board to conclude that the director is qualified to serve on our Board.

Our Board recommends a vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson Director since 2005 Age 63 Mr. Berenson is President and Chief Executive Officer of Berenson & Company, a private investment banking	Michael A. Cawley Director since 1995 Age 66 Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson was appointed to the Board of Directors of Patina Oil & Gas Corporation (“Patina”) in December 2002 and joined our Board upon completion of our merger with Patina in May 2005. He previously served on the Board of Directors of Epoch Holding Corporation.

Specific Qualifications, Attributes, Skills and Experience

—         High Level of Financial Literacy — has spent more than 35 years in the investment banking business.

—         Relevant Chief Executive Officer/President Experience — serves as President and CEO of the private investment banking firm that he co-founded in 1990.

—         Extensive Knowledge of Our Industry and Business — has historical knowledge of the Company’s DJ Basin (Colorado) assets through his service as a director of Patina and since that time has had broad exposure to the Company’s business through over eight years of service on our Board.

previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Specific Qualifications, Attributes, Skills and Experience

—        Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law.

—        Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, the Company’s business through over 18 years of service on our Board.

—         Strong Governance Experience — worked as an attorney, and law firm partner, and for over 13 years has served as our Lead Independent Director and chair of our Governance Committee.

Director Nominee Biographies

Edward F. Cox Director since 1984 Age 67 Mr. Cox is chair of the New York Republican State Committee (“NYRSC”) and was previously for more than five	Charles D. Davidson Director since 2000 Age 64 Mr. Davidson has served as our Chief Executive Officer since October 2000 and as Chairman of our Board since years a partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, serving as the chair of the firm’s corporate department and as a member of its management committee. For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the Trustees of The State University of New York and of the State University Construction Fund, and was a member of New York’s Merit Selection Constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of the Foreign Policy Association, the Levin Institute (The State University of New York) and the American Ditchley Foundation. He has served on our Board since 1984.

Specific Qualifications, Attributes, Skills and Experience:

—        Broad International Exposure — has served three U.S. presidents in the international arena.

—         Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, the Company’s business through over 29 years of service on our Board.

—         Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

—         Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

April 2001. In addition, he served as our President from October 2000 through April 2009. Prior to October 2000, he served as President and CEO of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO.

Specific Qualifications, Attributes, Skills and Experience:

—         High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership of large independent oil and gas companies.

—         Relevant Chief Executive Officer/President Experience — has served in President and CEO roles with Vastar and the Company.

—         Broad International Exposure — has led the Company’s exploration and production in the Eastern Mediterranean and West Africa, as well as other international locations.

—         Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen the Company’s business since 2000.

—         Governmental or Geopolitical Expertise — has government relations experience while at ARCO and through ongoing interaction with the U.S. government and host company governments in connection with the Company’s operations.

—        Strong Governance Experience — has served in Chairman of the Board and CEO roles with Vastar and the Company.

Director Nominee Biographies

Thomas J. Edelman Director since 2005 Age 63 Mr. Edelman founded Patina and served as its Chairman and Chief Executive Officer from its formation in	Eric P. Grubman Director since 2009 Age 56 Mr. Grubman has served as Executive Vice President of the National Football League since 2004. He was

1996 through its merger with the Company in 2005. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981 he was with First Boston Corporation and, from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman is currently Managing Partner of White Deer Energy, an energy private equity fund, and serves on the Board of Directors of Emerald Oil, Inc. and PostRock Energy Corporation. He previously served on the Board of Directors of BioFuel Energy Corp. Mr. Edelman is also President of Lenox Hill Neighborhood House, a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a director of Berenson & Company. He joined our Board upon completion of our merger with Patina in May 2005.

Specific Qualifications, Attributes, Skills and Experience:

—         High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as financial aspects of our business through leadership of large independent oil and gas companies.

—        Relevant Chief Executive Officer/President Experience — has served as President and CEO of several independent oil and gas companies and devoted a substantial portion of his career to the oil and gas industry.

—        Extensive Knowledge of Our Industry and Business — has historical knowledge of the Company’s DJ Basin assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to the Company’s business through over eight years of service on our Board.

responsible for Finance and Strategic Transactions from 2004 to 2006 and has served as the League’s President of Business Ventures from 2006 to the present. Mr. Grubman served as Co-President of Constellation Energy Group, Inc. from 2000 to 2001, was partner and co-head of the Energy Group at Goldman Sachs from 1996 to 2000, and worked in its merger department from 1987 to 2000. Mr. Grubman served as an officer in the U.S. Navy from 1980 to 1985. He serves on the Board of Directors of the U.S. Naval Academy Foundation. He joined our Board in January 2009.

Specific Qualifications, Attributes, Skills and Experience:

—         High Level of Financial Literacy — has overseen finance and strategic transactions for the National Football League and previously served as co-head of the Energy Group at Goldman Sachs.

—        Relevant Chief Executive Officer/President Experience — serves as Executive Vice President of the National Football League and previously served as Co-President of Constellation Energy Group, Inc.

—        Extensive Knowledge of Our Industry and Business — has worked with the oil and gas industry while with Constellation Energy Group and as partner and co-head of the Energy Group at Goldman Sachs and has had broad exposure to the business through over five years of service on our Board.

Director Nominee Biographies

Kirby L. Hedrick Director since 2002 Age 61 Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997	Scott D. Urban Director since 2007 Age 60 Mr. Urban served in executive management positions at Amoco and its successor, BP, from 1977 to 2005.

until his retirement in 2000. In that role, he was responsible for exploration and production and midstream gas gathering, processing and marketing, including activities in 22 countries. He had a varied 25-year career with Phillips, including serving as petroleum engineer from 1975 to 1984 on various onshore and offshore projects in the U.S., the North Sea, Indonesia and the west coast of Africa; Manager of Offshore Operations from 1985 to 1987, responsible for all greater Ekofisk offshore operations for Phillips Pet. Co. Norway; Manager, Corporate Planning from 1987 to 1989; Managing Director from 1990 to 1992, Phillips Pet. Co. UK with upstream and downstream responsibilities, including gas marketing; President and Chief Executive Officer at GPM Gas Co. from 1993 to 1994, responsible for Phillips’ gas gathering, processing and marketing in Texas, Oklahoma and New Mexico; and Senior Vice President, Refining, Marketing and Transportation from 1995 to 1997. He joined our Board in August 2002.

Specific Qualifications, Attributes, Skills and Experience:

—         Relevant Chief Executive Officer/President Experience — has served as Executive Vice President of a major international oil and gas company.

—         Broad International Exposure — has led various onshore and offshore projects in the North Sea, Indonesia, the west coast of Africa, Norway and the UK.

—         Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to the Company’s business through over 11 years of service on our Board.

At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is also a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the Board of Directors of Pioneer Energy Services Corporation. He joined our Board in October 2007.

Specific Qualifications, Attributes, Skills and Experience:

—         Relevant Chief Executive Officer/President Experience — has served as Group Vice President of a major international oil and gas company.

—         Broad International Exposure — has led various onshore and offshore projects in Egypt, Middle East and North Sea, with an emphasis on exploration.

—         Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to the Company’s business through over six years of service on our Board.

Director Nominee Biographies

William T. Van Kleef Director since 2005 Age 62 Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to	Molly K. Williamson Director since 2013 Age 68 Ms. Williamson has served in a unique combination of senior executive policy positions in four cabinet departments

2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc. He joined our Board in November 2005.

Specific Qualifications, Attributes, Skills and Experience:

—         High Level of Financial Literacy — is a Certified Public Accountant, serving in various financial and accounting positions throughout his career.

—         Relevant Chief Executive Officer/President Experience — has served as Executive Vice President and COO of a large refining and marketing company.

—         Extensive Knowledge of Our Industry and Business — has had broad exposure to the Company’s business through over eight years of service on our Board.

of the U.S. government. Her postings included senior foreign policy advisor to the U.S. Secretary of Energy; Deputy Assistant Secretary in the Departments of State, Defense, and Commerce; U.S. interim ambassador to Bahrain; and Chief of Mission and Consul General in Jerusalem during the Madrid peace process which culminated in the Oslo Accords.

Ms. Williamson is a scholar with the Middle East Institute, a consultant, frequent lecturer at Johns Hopkins University, and a member of the Boards of Directors of the American Foreign Service Association, American Academy of Diplomacy and International Service Corps. She is a former Foreign Service Officer, having served six U.S. presidents, achieving the rank of Career Minister. She joined our Board on March 14, 2013.

Specific Qualifications, Attributes, Skills and Experience:

—         Broad International Exposure — has extensive experience in foreign policy and international affairs, serving six U.S. presidents.

—         Governmental or Geopolitical Expertise — has a resumé of broad government service, with expertise in the geopolitics of the Middle East.

Director Compensation

2013 Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2013, paid pro rata on a monthly basis:

•	An annual retainer of $75,000;

•	$2,000 for each Board or committee meeting attended;

•	$7,500 as an annual fee for the chairs of the Governance Committee and EH&S Committee;

•	$15,000 as an annual fee for the chairs of the Audit Committee and Compensation Committee; and
•	$20,000 as an annual fee for the Lead Independent Director.

Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan by which all or a portion of their director fees may be deferred for future payment by the Company. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity

The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors.

Options are issued with an exercise price equal to the fair market value, as defined in the 2005 Plan, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. The options expire ten years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of options and restricted stock are not contingent on the satisfaction of any performance criteria and will accelerate in the event of a change of control of the Company.

Newly elected non-employee directors receive on the date of initial election to our Board a grant and award with a total value of $250,000 to be allocated one-half to stock options and one half to restricted stock. On December 5, 2011, our Board agreed to set annual equity grants and awards at a total value of $200,000, to be made effective on February 1 and allocated one-half of the value to stock options and one-half to restricted stock.

Accordingly, our Board approved annual grants and awards to each non-employee director of 4,710 stock options and 1,832 shares of restricted stock effective February 1, 2013 and 4,011 stock options and 1,604 shares of restricted stock effective January 31, 2014 (as February 1, 2014 fell on a Saturday). Ms. Williamson received a grant of 5,434 stock options and an award of 2,156 shares of restricted stock upon her election to our Board on March 14, 2013.

Director Compensation

Director Compensation Summary

The table below sets forth certain information concerning the compensation earned in 2013 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Jeffrey L. Berenson	117,000	100,018	80,329	297,347
Michael A. Cawley	138,500	100,018	80,329	318,847
Edward F. Cox	132,500	100,018	80,329	312,847
Thomas J. Edelman	115,000	100,018	80,329	295,347
Eric P. Grubman	111,000	100,018	80,329	291,347
Kirby L. Hedrick	138,000	100,018	80,329	318,347
Scott D. Urban	117,000	100,018	80,329	297,347
William T. Van Kleef	124,000	100,018	80,329	304,347
Molly K. Williamson	81,880	125,026	98,355	305,261

(1)	Reflects annual retainer and meeting fees.

(2)

Reflects the aggregate grant date fair value for restricted stock awarded in 2013 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Each non-employee director was granted 1,832 shares of restricted stock on February 1, 2013 that were unvested as of December 31, 2013. Ms. Williamson was granted 2,156 shares of restricted stock on March 14, 2013, the date she was first elected to our Board, that were unvested as of December 31, 2013.

(3)

Reflects the aggregate grant date fair value for nonqualified stock options granted in 2013 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Each non-employee director was granted 4,710 nonqualified stock options on February 1, 2013 that were unvested as of December 31, 2013. Ms. Williamson was granted 5,434 nonqualified stock options on March 14, 2013, the date she first was elected to our Board, that were unvested as of December 31, 2013.

The following directors have option grants outstanding as of December 31, 2013: Mr. Berenson — 58,162 shares; Mr. Cawley — 71,762 shares; Mr. Cox — 51,762 shares; Mr. Edelman — 74,162 shares; Mr. Grubman — 42,010 shares; Mr. Hedrick — 91,762 shares; Mr. Urban — 56,796 shares; Mr. Van Kleef — 74,162 shares; and Ms. Williamson — 5,434 shares.

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor

(Proposal 2)

The Audit Committee of our Board has appointed the firm of KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2014. This firm has audited our accounts since May 2002. Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG LLP are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2013 and 2012

	2013	%	2012	%
Audit Fees(1)	$3,146,261	98.9	$2,145,382	95.5
Audit — Related Fees(2)	—	—	10,000	0.5
Tax Fees(3)	34,524	1.1	90,490	4.0
All Other Fees	—	—	—	—

	$3,180,785	100.0	$2,245,872	100.0

(1)

Audit fees consist of services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting, other audit consultation and reviews of the Company’s quarterly financial statements. This category also includes amounts paid for the issuance of consents, foreign statutory audits and similar audit-related work. Fees for 2013 also include amounts paid for the issuance a comfort letter associated with a debt offering.

(2)	Fees for 2012 are associated with the audit of our 401(k) Plan.

(3)	Includes fees paid for tax-related consulting.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair is reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2013 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Report of the Audit Committee

To the Stockholders of

Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditor’s qualifications and independence, and the performance of the Company’s internal audit function and Independent Auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 28, 2014 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website and is also available in print to any stockholder who requests it. The Audit Committee held five meetings during 2013, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2013 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s Independent Auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the Independent Auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

February 3, 2014

Audit Committee

William T. Van Kleef, Chair

Michael A. Cawley

Eric P. Grubman

Scott D. Urban

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Our compensation program is designed to link compensation to performance. In doing so, we reward our Named Executive Officers for the achievement of short- and long-term operational and financial goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

We believe the Company had another strong year in 2013. The Company’s total stockholder return was 35%, which was the seventh highest among our 15-company compensation peer group for that period, and our cumulative stockholder return for the past three fiscal years was 47%.

We describe our executive compensation program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement beginning on the next page.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides you with a description of our executive compensation philosophy and program, the compensation decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2013, who were:

Name	Title
Charles D. Davidson	Chairman and Chief Executive Officer
David L. Stover	President and Chief Operating Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Rodney D. Cook	Senior Vice President and Advisor to the Chief Executive Officer and President
Susan M. Cunningham	Senior Vice President, Gulf of Mexico, Africa and Frontier Ventures

Biographical information for our Named Executive Officers, and other executive officers, is included in Appendix B to this Proxy Statement.

2013 Business Highlights

Our compensation program is designed to link compensation to performance. 2013 was another strong year for the Company:

—	Major projects were completed, with Tamar (offshore Israel) and Alen (offshore West Africa) beginning production ahead of schedule;

—	Major projects were sanctioned at Big Bend (phase one of our Rio Grande development) and Gunflint (deepwater Gulf of Mexico);

—	Exploration success was achieved, with announced discoveries at Karish and Tamar Southwest (offshore Israel) and Troubadour and Dantzler (deepwater Gulf of Mexico);

—	Successful appraisal wells were drilled at Leviathan (offshore Israel), Gunflint and offshore Cyprus;
—	Daily production increased, the DJ Basin by 23% and Marcellus Shale by 60%;

—	Year-end proved reserves increased 19% to 1.4 BBoe; and

—

Acreage positions were enhanced, with a 50,000 acre exchange with another operator in the DJ Basin, a Marcellus Shale acquisition covering a 50% interest in approximately 90,000 acres and divestitures of non-core properties.

Total stockholder return for 2013 was 35%, which was the seventh highest among our 15-company compensation peer group. Our cumulative stockholder return for the past three fiscal years was 47%. The Company also achieved significant results in other areas such as oil and natural gas reserve additions and safety and environmental performance.

Compensation Discussion and Analysis

The following illustrates the directional relationship between Company performance, based on several key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and Chief Executive Officer from 2011 to 2013. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because we believe that they correlate to long-term stockholder value.

Production (MBoe/d)	Controllable Unit Costs (percentage relative to compensation peer group)

Discretionary Cash Flow(1) (Billions)	CEO Total Direct Compensation (Millions)

(1)	Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

Compensation Discussion and Analysis

Five-Year Total Stockholder Return

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2008 would have grown to over $290 on December 31, 2013, with dividends reinvested quarterly, for those who wish to consider total stockholder return when evaluating executive compensation. The chart also compares the total stockholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s new (2013) and former compensation peer groups over the same period, with dividends reinvested quarterly. As illustrated below, the Company’s common stock outperformed both the S&P 500 Index and the Company’s new and former compensation peer groups during this period.

Comparison of Five-Year Cumulative Total Stockholder Return*

For more complete information regarding the Company’s 2013 performance, please see the Company’s Annual Report on Form 10-K.

Compensation Discussion and Analysis

2013 Executive Compensation Highlights

Our compensation program is designed to link compensation to performance. In 2013 we increased our emphasis on performance-based compensation, with 70% of our CEO’s targeted compensation being performance-based. For purposes of the following chart:

—	Annual bonuses are based on operational and financial performance;

—	stock options are based on absolute stock price appreciation; and

—	performance shares are based on relative total shareholder return.

For 2013:

—	Achievement of quantitative metrics (60% weighted) and qualitative goals (40% weighted) resulted in an above-target bonus payout;

—

long-term incentive compensation continued to constitute a substantial portion of our executives’ compensation, with the Compensation Committee considering total stockholder return, debt-adjusted per share production growth and reserve replacement in making grants of stock options and restricted stock; and

—	25% of the target long-term incentive opportunity is tied to relative total stockholder return.

Our Compensation Committee reviewed the aggregate estimated realizable pay of our CEO relative to CEOs of our peer group companies for the trailing three year period ending December 31, 2012, compared against three-year relative total stockholder return of our peer group companies. The estimated realizable value reflects the aggregate value of base salary, actual bonus paid, “in-the-money” value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2012.

Compensation Discussion and Analysis

The following chart displays our CEO’s targeted compensation for the years 2011 - 2013 compared to the potential realizable compensation as of December 31, 2013. Target bars represent the Compensation Committee’s target compensation decisions for years 2011, 2012, and 2013. Each year’s value is reflective of our CEO’s annual base salary, target bonus opportunity and targeted equity value. Realizable bars for 2011, 2012, and 2013 represent each year’s base salary, actual bonus paid, “in-the-money” value of stock options, value of restricted stock, an estimated value of outstanding performance awards, and dividends received or accrued as of December 31, 2013. We believe this supplemental information is important since the vast majority of reported compensation is an incentive for future performance and will vary depending upon the Company’s performance for the applicable year. As can be seen, the realizable compensation differs from the amounts shown in the 2013 Summary Compensation Table.

($ in thousands)

Recent Enhancements to Compensation Program

—

On July 23, 2013, our Board adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for service as an employee or director of the Company (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. (page 38)

—

On July 22, 2013, our Compensation Committee adopted a policy by which it would allow the continued or accelerated vesting of equity benefits to employees retiring after attaining age 60 with 10 years of service who provide at least six months written notice of retirement and meet certain other requirements. (page 38)

—

Free cash flow has been added as a performance measure under our 2014 Short-Term Incentive Plan, with the quantitative nondiscretionary component of the plan remaining at 60% of the total payout calculation and allocated 15% each to production, relative cash costs and relative total stockholder return and 7.5% each to discretionary cash flow and free cash flow. (page 36)

—	An adjustment has been made to our 2014 compensation peer group to ensure that it continues to be relevant. (page 33)

—	In the fall of 2013, our Compensation Committee approved the termination of our defined benefit plans, with plan liquidation anticipated by the end of calendar year 2015. (page 39)

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our compensation program.

What We Do

☑   Pay for Performance - We align compensation with performance through financial incentives that are tied to the Company’s operational and financial results. A substantial portion of executive pay is not guaranteed. We set clear operational and financial goals for corporate and business unit performance and differentiate based on individual achievement.

☑   Review Comparative Compensation Data - We review comparative compensation data for our executive officers prior to making annual executive compensation decisions.

☑   Mitigate Undue Risk - We mitigate undue risk associated with compensation, including having a clawback provision, setting multiple performance measures and targets and maintaining robust Board and management processes to identify risks. We do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

☑   Reasonable Post-Employment/Change in Control Provisions - We believe we have reasonable post-employment and change in control arrangements that are generally structured to apply to executive officers in the same manner as the broader employee population.

☑  Modest Perquisites - We provide only modest perquisites that have a sound benefit to the Company’s business.

☑  Stock Ownership Guidelines - We have adopted stock ownership guidelines, which all Named Executive Officers meet.

☑  Regular Review of Share Utilization - We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded each year as a percentage of total outstanding shares).

☑  Independent Compensation Consulting Firm - Our Board and its committees benefit from the use of an independent compensation consulting firm that provides no other services to the Company.

Compensation Discussion and Analysis

What We Don’t Do

☒   No Employment Contracts - We do not have employment contracts for the Chairman and CEO or other Named Executive Officers (although on May 1, 2013 we entered into separate Retention and Confidentiality Agreements with executive officers Rodney D. Cook and Ted D. Brown that provided for their continued employment until agreed dates in 2014, with them in return receiving continued vesting of previously awarded stock options and restricted stock, subject to certain conditions).

☒  No Inclusion of the Value of Equity Awards in Pension or Severance Calculations

☒  No Personal Aircraft Use

☒  No Separate Change in Control Agreements for Incoming Executive Officers (although Messrs. Davidson and Stover and Ms. Cunningham have pre-existing separate Change in Control Agreements).

☒   No Excise Tax Gross-Ups Upon Change in Control

☒  No Repricing Underwater Stock Options

☒  No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares

Results of 2013 Advisory Vote to Approve Executive Compensation

At the 2013 Annual Meeting of Stockholders, we held our third annual advisory vote on executive compensation. Over 90% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this to be a favorable outcome and believes it conveyed our stockholders’ support of the Compensation Committee’s decisions and our executive compensation program. As a result, the Compensation Committee made no material changes in the structure of the program or pay for performance philosophy for 2013. The committee nonetheless continues to seek ways to enhance our executive compensation program to ensure it remains linked to Company performance and has implemented recent changes previously noted. At the 2014 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation (page 25), and the Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Determining Executive Compensation

Role of Compensation Committee

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant. Our Governance Committee, after consultation with our Lead Independent Director, makes recommendations to our Board with respect to the appointment of Board members to all of its committees considering, in the case of our Compensation Committee, criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability to fulfill committee responsibilities and independence and other regulatory requirements.

Role of Management

Our CEO and our Senior Vice President of Human Resources and Administration provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. We believe these individuals are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. Our Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2013, the committee held six executive sessions.

Compensation Discussion and Analysis

Role of Independent Compensation Consultant

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, within and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2013 after considering all factors relevant to Meridian’s independence from our management and members of our Compensation Committee. The committee considered a number of traits in making this decision.

  Compensation Consultant Traits

—        Effective past performance

—       Provides services to our Board and its committees, but no other services to the Company

—       Familiar with our executive compensation program and the programs of our compensation peer group

—        Offers a comprehensive range of services associated strictly with executive compensation

—        No conflicts of interest

—       Maintains policies and procedures designed to avoid conflicts of interest

In 2013, the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all regular scheduled meetings of the committee, including executive sessions without management, and provided input on prevailing trends. The compensation consultant also provided consulting services to our Governance Committee in 2013 in reviewing our non-employee director total compensation. A breakdown of fees paid to the compensation consultant for fiscal years 2013 and 2012 is set out below.

	2013	%	2012	%
Executive Compensation Fees	$140,747	85	$142,512	85
Director Compensation Fees	24,838	15	25,149	15
Total	$165,585	100	$167,661	100

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also benchmark the compensation of our CEO and other executive officers relative to that paid to similarly-situated executives at companies that we consider to be our peers. Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to ours. Our Compensation Committee, with the assistance of our CEO and the compensation consultant, reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

There are a number of factors considered in determining our compensation peer group, such as similarity of operations, relevant market valuation, stock exchange membership, location of headquarters, business profile, production and reserves and the identity and operations of companies that consider us to be one of their peers. Taking these factors into account, our Compensation Committee approved the following compensation peer group for 2013:

2013 Compensation Peer Group
— Anadarko Petroleum Corp. — Apache Corp. — Cabot Oil & Gas Corp. — Chesapeake Energy Corp. — Continental Resources, Inc. — Devon Energy Corp. — EOG Resources, Inc. — Hess Corp.	— Marathon Corp. — Murphy Oil Corp. — Newfield Exploration Company — Noble Energy, Inc. — Pioneer Natural Resources Co. — Range Resources Corp. — Southwestern Energy Co.

For 2014, our Compensation Committee decided to remove Newfield Exploration Company from the compensation peer group given the growing dissimilarity of its characteristics to those of the Company.

Use of Compensation Data

Over the course of the year, our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and our Senior Vice President of Human Resources and Administration work with the compensation consultant to provide the committee with comparative compensation data that includes base salary and short-term incentive

Compensation Discussion and Analysis

plan and long-term incentive plan elements; also providing separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Internal Pay Equity

We believe that our executive compensation program should be internally consistent and equitable. Our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among all non-CEO Named Executive Officers. For 2013, the committee concluded that our CEO’s compensation was reasonable compared to that of our President and Chief Operating Officer (“COO”) and other Named Executive Officers, recognizing the CEO’s broad responsibility and accountability for Company strategy and operations, compliance and controls, and investor and other stakeholder relations.

Our Compensation Committee likewise found that the 2013 total compensation of each of our remaining Named Executive Officers was internally consistent and equitable in light of their respective roles, responsibilities and reporting relationships.

CEO Pay Ratio

Our Compensation Committee recognizes that executive compensation is an evolving area. We are still awaiting rules to be adopted to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 relating to compensation clawbacks, hedging transactions, and pay ratio and pay for performance disclosures. In the absence of final rules, our Board has adopted a compensation clawback policy and a policy with respect to the hedging and pledging of our stock, which are discussed elsewhere in this Proxy Statement. In this regard, we have elected to disclose an estimate of the ratio between the pay of our Chairman and CEO and the median for all of our other employees.

Our Chairman and CEO’s annual total direct compensation for 2013 was $9,720,334 as reflected in the Summary Compensation Table. We estimate that the median of the annual total direct compensation of all of our employees, excluding our Chairman and CEO, was $114,376 for 2013. As a result, we estimate that our Chairman and CEO’s total annual direct compensation was approximately 85 times that of the median annual total direct compensation of all of our other employees.

The foregoing estimate may not be reflective of the pay ratio information required under rules, if any, that ultimately are adopted by the SEC.

What We Pay and Why: Elements of Compensation

Our compensation program is designed to attract and retain high quality employees. We have three elements of total direct compensation: base salary, our short-term incentive plan and our long-term incentive plan. The following table summarizes these three components, as well as our post-employment compensation programs.

Component	Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan	Post-Employment Compensation Programs
Type	— cash	— annual cash bonus	— annual stock option grant and restricted stock awards	— qualified and non-qualified plans
Purpose	— deliver baseline cash compensation commensurate with experience and expertise in role	— motivate performance and compensate employees for annual contributions	— incentivize retention through long-term compensation opportunities — align long-term interests of employees and stockholders	— incentivize retention by providing financial security in, and a tax-efficient means to save for, retirement
Structure	— market-based, considering salary range for job grade and responsibilities	— performance-based quantitative and qualitative factors	— equity grants of stock options with 10 year terms and restricted stock vesting over 3 years (performance component beginning with 2013 awards)	— plans and programs with broad eligibility

Compensation Discussion and Analysis

Base Salary

Base salary adjustments for our Named Executive Officers are individually determined by the Compensation Committee after consideration of:

—	Breadth, scope and complexity of the role;

—	fairness (employees with similar responsibilities, experience and historical performance are treated comparably);

—	current compensation; and

—	individual performance.

We do not set the base salary of any employee, including any Named Executive Officer, at a certain multiple of the salary of another employee. There are two situations that may warrant a change to base salary: annual adjustments and promotions or changes in role.

Annual Adjustments

All employees’ base salaries are reviewed annually for possible adjustments. Increases in base salary are not automatic or guaranteed.

Promotions or Changes in Role

Base salary may also be adjusted to recognize differing responsibilities resulting from a change in an employee’s role or a promotion to a new position. Increases are not guaranteed for a promotion or change in role.

2013 Adjustments

Adjustments in base salary for certain of our Named Executive Officers were approved by our Compensation Committee on October 21, 2013, effective November 1, 2013, as follows:

—	Mr. Davidson received no increase;

—	Mr. Stover received a 3.5% increase;

—	Mr. Fisher received a 3.0% increase;

—	Ms. Cunningham received a 2.9% increase; and

—	Mr. Cook received no increase.

Short-Term Incentive Plan

Our short-term incentive plan (“STIP”) is available to all of our full-time employees, including our Named Executive Officers. The target STIP bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. The target bonus percentage factors for our Named Executive Officers for 2013 were as follows:

Mr. Davidson	110%
Mr. Stover	100%
Mr. Fisher	85%
Ms. Cunningham	75%
Mr. Cook	75%

Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees. No Named Executive Officer received a STIP bonus in excess of 2.5 times such officer’s target bonus percentage factor for 2013.

In January of each year, our Compensation Committee approves annual STIP quantitative performance-based measures, including their relative weighting and specific targets. The measures, weighting and targets are communicated to our executive officers at that time.

Our Compensation Committee approves the target for each quantitative measure after considering prior year operational and financial results, the Board-approved budget, planned projects and capital spending plans for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition, regulatory changes and other industry conditions that cannot be determined with certainty at the time the targets are set. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance.

The targets for the annual STIP quantitative measures may include certain adjustments that are not normally included in publicly reported results. For example, production and discretionary cash flow performance results are adjusted to negate the effects of any significant acquisitions or divestitures that occurred during the performance period.

Payout curves were approved for each quantitative measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. Our Compensation Committee reviewed information provided by Company management on actual performance for each measure, as reflected below, as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the bonus factors, as adjusted for weighting, yielding the STIP quantitative nondiscretionary performance-based component. Our Compensation Committee likewise considered the Company’s operational and financial results in areas such as those noted below in determining the qualitative discretionary component factor.

Compensation Discussion and Analysis

Quantitative Measures (60% weighted)

Our Compensation Committee considered the Company’s 2013 results against targets in the following four areas in arriving at the quantitative nondiscretionary STIP component:

Measure	Weight	Target	Result(1)	Factor
Production	15%	278.1 MBoe/d	278.5 MBoe/d	1.00
Relative Controllable Unit Costs	15%	50th Percentile of Peers	5th out of 15	1.64
Discretionary Cash Flow	15%	$3.4 billion	$3.526 billion(2)	1.28
Relative Total Stockholder Return	15%	50th Percentile of Peers	7th out of 15	1.21
Final quantitative nondiscretionary factor		-	-	1.28

(1)	The results for production and discretionary cash flow were adjusted to negate the impact of acquisitions and divestitures that occurred during the year.
(2)

Non-GAAP financial measure. The Company defines discretionary cash flow as net cash provided by operating activities before changes in working capital, cash exploration costs, current tax expense of earnings adjustments and certain other adjustments.

Qualitative Measures (40% weighted)

The Compensation Committee also considered the Company’s 2013 results in the following operational financial and other areas in arriving at the qualitative discretionary STIP component:

Measure	Result
Additions to proved oil and natural gas reserves	369% replacement of production
Safety and environmental performance	Company had record best lost time incident rate
Financial controls	Balance sheet maintained, with credit facility extension and successful bond offering
Exploration success	Israel and deepwater Gulf of Mexico discoveries, total resources discovered slightly under target due to Nicaragua dry hole
Strategic initiatives	Successful start-ups of Tamar, Alen and the Company’s new Houston headquarters, with various other transactions closed
Divestiture program	Over $300 million in proceeds received
Relative total stockholder return	One-year: 35%, 7th out of 15 among our compensation peer group Five-year: 191%, 4th out of 15 among our compensation peer group
Final qualitative discretionary factor	1.82

Taking into account the 1.28 final quantitative nondiscretionary factor and 1.82 final qualitative discretionary factor noted above, and their relative weighting, an overall weighted factor of 1.5 was applied to the Company’s aggregate target bonus pool to determine the total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of executive officers, the committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that assessment of individual performance and each executive officer’s respective target bonus percentage factor. A cash payout under the plan based on the Company’s 2013 performance occurred in February 2014.

For 2014, the quantitative nondiscretionary component of the STIP remains weighted at 60%, allocated 15% each to production, relative cash costs and relative stockholder return and 7.5% each to discretionary cash flow and free cash flow. We believe that the approved targets for these 2014 measures will be appropriately difficult to achieve since they will be affected by many of the same challenges and uncertainties as described above. While those targets are disclosed above in the context of

Compensation Discussion and Analysis

historical 2013 performance, we believe that the disclosure of 2014 targets would result in competitive harm to us and are therefore omitted since (a) we are engaged in a highly competitive business, (b) we may pursue opportunities in areas without first publicly disclosing our intention to do so and (c) disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also do not believe that the disclosure of 2014 targets is material to an understanding of our 2013 executive compensation program as covered by this Proxy Statement.

Long-Term Incentive Plan

Under our long-term incentive plan (“LTIP”) our Compensation Committee may make grants of stock options, restricted stock and performance units. Stock options and restricted stock are granted under our 1992 Stock Option and Restricted Stock Plan (“1992 Plan”).

In 2013 we applied a performance-based vesting requirement to a portion of the restricted stock granted. These shares will not vest unless the Company achieves minimum threshold stockholder returns relative to our industry peers. See the discussion below for more information on these awards.

Approval of Grants

In approving grants, our Compensation Committee assesses the Company’s relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement. Other considerations include input from the CEO, market data provided by the compensation consultant, executive officer total compensation and internal pay equity. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and the other executive officers.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Our Compensation Committee may be aware of approximate earnings results at the time of making equity grant decisions, but it does not adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option and restricted stock grants are approved at a January meeting of our Compensation Committee. Stock options and restricted stock are granted annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make grants to executive officers and other employees at the same time. However, specific grants of stock options or restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No special grants were made to executive officers in 2013. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

Terms of Grants

Stock option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan. Stock options vest ratably over a three-year period and awards of restricted stock prior to 2013 vest 20% on the first anniversary of the award date, an additional 30% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. Beginning with grants in 2013, performance criteria are being applied to the portion of restricted stock that will vest on the third anniversary of the award date, with the number of shares vesting adjusted for the Company’s relative total stockholder return ranking as a percentile versus our compensation peer group for the period beginning January 1 of the year of award and ending December 31 of the third year thereafter.

The performance vesting restricted stock awarded in 2013 will vest as shown in the chart below, based on our relative total stockholder return ranking (versus compensation peer group) for the three-year period from 2013 through 2015:

Company Percentile Rank	Payout%
90th percentile or higher	200%
75th percentile or higher	150%
50th percentile or higher	100%
25th percentile	50%
Below 25th percentile	0%

If the percentile level of the Company’s total stockholder return ranking falls between two levels indicated above, the amount vested will be determined on the basis of a straight-line interpolation between the two levels. Dividends (to the extent declared) paid on restricted stock will be equal to the amount paid to other stockholders but will be retained by the Company and will only vest and be paid if and when the restricted stock vests.

Compensation Discussion and Analysis

On July 22, 2013, our Compensation Committee adopted a policy by which it would allow the continued or accelerated vesting of equity benefits to employees retiring after attaining age 60 with 10 years of service who provide at least six months written notice of retirement and meet certain other requirements.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that our stock ownership guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders. We also believe that they help discourage the taking of excessive business risks.

Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
President	3.0X base salary
Chief Financial Officer	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement

Individuals not meeting these guidelines within a prescribed timeframe will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 9, 2013, our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted timeframe to come into compliance with the guidelines).

Policy on Stock Hedging and Pledging

On July 23, 2013, our Board adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for services as an employee or director of the Company (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction.

2013 Compensation of Named Executive Officers

Our Compensation Committee, with input from our other independent directors, evaluates Mr. Davidson’s performance on an annual basis. This evaluation provides the basis for the determination of Mr. Davidson’s compensation and considers the Company’s operational and financial results as well as other areas such as leadership development, risk management, balance sheet management, strategic growth initiatives and succession planning.

In determining the compensation of Messrs. Stover, Fisher, and Cook and Ms. Cunningham for 2013, our Compensation Committee considered their respective roles, responsibilities and reporting within the Company; their respective contributions to the overall performance of the Company; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

The following table provides a comparison of each of our Named Executive Officer’s respective 2012 and 2013 total direct compensation. (Dollar amounts below are expressed in thousands.)

Charles D. Davidson Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Awards($)	Total Direct Comp.($)	% Change vs. 2012
2013	1,125.0	—	1,856.3	6,739.0	9,720.3	-3.4%
2012	1,125.0	—	2,165.6	6,775.1	10,064.7

David L. Stover Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Awards($)	Total Direct Comp.($)	% Change vs. 2012
2013	713.4	—	1,102.5	3,667.5	5,483.4	-8.4%
2012	679.9	—	1,242.5	4,065.1	5,987.5

Kenneth M. Fisher Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Awards($)	Total Direct Comp.($)	% Change vs. 2012
2013	572.3	—	788.4	2,017.2	3,377.9	-1.2%
2012	552.8	—	789.9	2,077.6	3,420.4

Susan M. Cunningham Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Awards($)	Total Direct Comp.($)	% Change vs. 2012
2013	522.0	—	550.0	1,696.1	2,768.1	-22.5%
2012	502.8	—	675.6	2,393.8	3,572.2

Rodney D. Cook Year	Base Salary($)	Bonus ($)	STIP Award($)	Equity Awards($)	Total Direct Comp.($)	% Change vs. 2012
2013	480.0	300.0	539.3	1,651.3	2,970.6	-14.5%
2012	458.5	—	623.6	2,393.8	3,476.0

Compensation Discussion and Analysis

We believe that Mr. Davidson’s compensation level is consistent with the objectives of our compensation program, provides an appropriate mix of fixed and variable compensation, rewards leadership performance by Mr. Davidson that produced some key results by the Company in 2013 and provides motivation for the future achievement of short- and long-term goals necessary to stockholder value creation.

We also believe that the payments and awards to our other Named Executive Officers are appropriate in light of the Company’s performance in 2013 and reflect the relative contributions of these individuals, including Mr. Stover’s role in the growth of our domestic and international businesses; Mr. Fisher’s leadership within the Company’s financial organization; Ms. Cunningham’s role in our exploration program and Gulf of Mexico, Africa and new frontier areas; and Mr. Cook’s role in the progress made in our international development projects.

On January 27, 2013, our Compensation Committee approved the following stock option grants and restricted stock awards under our 1992 Plan to our Named Executive Officers:

		Targeted Shares of Restricted Stock
	Stock Options	(Time-based)	(Performance-based)
Charles D. Davidson	173,064	33,656	33,656
David L. Stover	94,184	18,316	18,316
Kenneth M. Fisher	51,802	10,074	10,074
Susan M. Cunningham	43,560	8,470	8,470
Rodney D. Cook	42,382	8,242	8,242

In determining the level of these grants and awards, our Compensation Committee considered market data provided by our compensation consultant regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices and our relative performance versus that group.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and nonqualified defined benefit plans, qualified and nonqualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Benefit Plan

In 2013, after a detailed review, the Company determined that an enhanced defined contribution plan for all eligible employees would be better aligned with our compensation plan objectives and would avoid the increasing regulatory and reporting burdens associated with maintaining a defined benefit pension plan. In the fall of 2013, we notified our employees, including the participating NEOs, that effective December 31, 2013 our qualified defined benefit plan (the “Retirement Plan”) would be terminated and liquidated. In connection with the termination, the Company approved several plan enhancements including (i) providing that the participant’s final average monthly compensation will not be less than the participant’s highest average monthly rate of compensation for any one calendar year prior to the termination, (ii) vesting certain unvested benefits, (iii) offering early retirement subsidies to participants who had not yet reached age 55, and (iv) preserving the interest rate in use as of the termination date for calculating future lump sum payments if that would result in a larger payment. In connection with the termination, all active employees and deferred vested participants will be provided distributions either in cash or in the form of an annuity to be purchased from an insurance company. We anticipate that the Retirement Plan will be completely liquidated by the end of calendar year 2015. For additional information about the benefits available to participating Named Executive Officers under our Retirement Plan, please see “Pension Benefits” on page 50 of this Proxy Statement.

Nonqualified Defined Benefit Plan

Our nonqualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees originally hired before May 1, 2006, which include all of our Named Executive Officers except Mr. Fisher, continued to accrue benefits under the Restoration Plan through December 31, 2013.

We amended our Restoration Plan effective December 31, 2013 to freeze the accrual of benefits under the plan in coordination with the termination of our Retirement Plan so that no additional benefits will accrue under the Restoration Plan after December 31, 2013. Benefits accrued under the Restoration Plan as of that date will be frozen, and payments under the Restoration Plan will continue to be made in ordinary course without acceleration of payment. Participants in the Restoration Plan who remain employed by us upon final liquidation and distribution of assets of the Retirement Plan may elect to have the lump sum present value of their

Compensation Discussion and Analysis

Restoration Plan benefits converted into an account balance under our nonqualified deferred compensation plan. For additional information about the benefits available to participating Named Executive Officers under our Restoration Plan, please see “Pension Benefits” on page 50 of this Proxy Statement.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“401(k) Plan,” formerly referred to as the Thrift Plan) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. The 401(k) Plan allows participants to contribute the lesser of up to 50% of their basic compensation, or the limit prescribed by the Internal Revenue Code, on a pre-tax basis. The Company matches 100% of the first six percent of a participant’s eligible pre-tax contribution. Participants are 100% vested in the Company’s contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.

In addition, since 2006, the Company has made the following age-weighted contribution to the 401(k) Plan for each participant whose initial employment date with the Company was on or after May 1, 2006 (which does not include any of our Named Executive Officers except Mr. Fisher):

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

Starting in 2014, these age-weighted contributions will also be made to participants whose initial employment dates with the Company were prior to May 1, 2006. The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

Effective beginning in 2014, an additional transition contribution equal to 6% of a participant’s basic compensation will be made to the accounts of certain eligible employees who were participating in the Retirement Plan when it terminated on December 31, 2013 and who meet certain other criteria.

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at a favorable cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching and age-weighted contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant have been credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

We amended our Deferred Compensation Plan effective January 1, 2014 to:

—

Allow participants to elect, in lieu of having their accounts credited with the interest rate described above, to have their accounts adjusted to reflect the results of an array of notional investment options;

—

provide for additional contribution credits to be made for certain participants that are designed to offset the financial impact to them of the freezing of benefit accruals under the Retirement Plan; and

—

establish additional account balances for those participants who elect to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Deferred Compensation Plan.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. A change of control of the Company could result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

Compensation Discussion and Analysis

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control of the Company. Under these arrangements, if a Named Executive Officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that Named Executive Officer:

—	All unpaid salary and expenses;

—	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

—	an amount equal to his or her pro rata target bonus for the then-current year;

—

life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer; the vesting of his or her stock options and restricted stock; and

—	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers, provided that they are not already party to pre-existing change of control agreements with us. All of our Named Executive Officers, except Messrs. Fisher and Cook, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Fisher and Cook currently participate in our Executive Change of Control Plan.

Our change of control arrangements previously provided for a tax gross-up payment to the Named Executive Officer that would fully offset the effect of (a) any excise tax imposed by Section 4999 of the Internal Revenue

Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (b) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment. Effective February 1, 2011, the tax gross-up provision was eliminated from all of our individual change of control agreements and our Executive Change of Control Plan.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

—	A cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

—	a prorated STIP payment based on the number of months of employment during the calendar year of termination;

—	six months of reduced-rate contributions under our medical and dental plans; and

—	twelve weeks of coverage under our employee assistance plan.

Perquisites

We do not consider perquisites to be a material component of executive compensation. In 2013, certain of our executive officers received modest personal benefits that have a sound benefit to the Company’s business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care, flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Compensation Discussion and Analysis

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, at our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers, unless that compensation is “performance-based compensation” within the meaning of

Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options and performance-based restricted shares granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, the time-vested restricted stock awards, and certain payments provided for under our change of control arrangements with the Named Executive Officers are not exempt from this deduction limit.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 12 to our consolidated financial statements, included in our 2013 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS

AND STOCK OPTION COMMITTEE

ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

March 12, 2014

Compensation, Benefits and

Stock Option Committee

Kirby L. Hedrick, Chair

Jeffrey L. Berenson

Edward F. Cox

Thomas J. Edelman

Molly K. Williamson

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Charles D. Davidson	2013	1,125,000	—	3,787,477	2,951,607	1,856,250	4,219,830	79,472	14,019,636
Chairman and Chief	2012	1,125,000	—	3,750,031	3,025,060	2,165,625	2,102,110	78,703	12,246,529
Executive Officer	2011	1,069,719	—	3,500,030	2,864,040	1,856,250	2,123,823	78,059	11,491,921

David L. Stover	2013	713,414	—	2,061,191	1,606,308	1,102,500	2,455,659	56,511	7,995,583
President and Chief	2012	679,930	—	2,250,018	1,815,042	1,242,500	866,440	51,615	6,905,545
Operating Officer	2011	632,476	—	1,799,964	1,472,953	1,081,363	886,629	54,428	5,927,813

Kenneth M. Fisher	2013	572,321	—	1,133,678	883,483	788,449	5,116	113,574	3,496,621
Executive Vice President and	2012	552,817	—	1,149,955	927,690	789,919	997	111,896	3,533,274
Chief Financial Officer	2011	528,738	—	999,970	818,327	763,440	518	104,417	3,215,410

Susan M. Cunningham	2013	522,048	—	953,172	742,916	550,030	1,515,840	48,521	4,332,527
Senior Vice President,	2012	502,817	—	1,324,984	1,068,854	675,588	624,323	250,501	4,447,067
Gulf of Mexico, Africa and Frontier Ventures	2011	478,738	—	875,030	715,972	614,093	622,657	19,586	3,326,076

Rodney D. Cook	2013	480,000	300,000	934,642	716,680	539,259	3,020,029	26,117	6,016,727
Senior Vice President	2012	458,522	—	1,324,984	1,068,854	623,620	1,107,771	25,052	4,608,803
and Advisor to the CEO and President	2011	429,486	—	875,030	715,972	564,370	1,173,636	25,173	3,783,667

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred ($)

Charles D. Davidson	2013	45%	506,250
	2012	45%	506,250
	2011	45%	481,374

David L. Stover	2013	6%	42,805
	2012	6%	40,796
	2011	5%	31,264

Kenneth M. Fisher	2013	4%	22,893
	2012	4%	22,113
	2011	3%	15,862

(2)

Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Shares awarded in 2013 will vest according to the following schedule: 40% after year one and 60% after year two. Performance restricted stock awarded in 2013 will vest three years after the date of grant upon, and subject to a formula related to, the Company’s achievement of certain levels of total stockholder return (“TSR”) relative to a pre-determined compensation peer group. Shares awarded in 2011 and 2012 will vest according to the following schedule: 20% on the first anniversary of the award date; an additional 30% on the second anniversary of the award date; and the remaining 50% on the third anniversary of the award date. The vesting of these 2011 and 2012 shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2013.

(3)

Reflects the aggregate grant date fair value of nonqualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2013.

Compensation Tables

(4)

Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year, as follows:

Name	Year	STIP Payout($)
Charles D. Davidson	2013	1,856,250
	2012	2,165,625
	2011	1,856,250
David L. Stover	2013	1,102,500
	2012	1,242,500
	2011	1,081,363
Kenneth M. Fisher	2013	788,449
	2012	789,919
	2011	763,440
Susan M. Cunningham	2013	550,030
	2012	675,588
	2011	614,093
Rodney D. Cook	2013	539,259
	2012	623,620
	2011	564,370

(5)

Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the Named Executive Officer’s benefits under our Retirement Plan and Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Name	Year	Increase in Retirement and Restoration Plans ($)(a)	Deferred Compensation Above-Market Earnings($)(b)
Charles D. Davidson	2013	3,510,498	709,332
	2012	1,893,070	209,040
	2011	1,855,729	268,094
David L. Stover	2013	2,391,405	64,254
	2012	848,025	18,415
	2011	863,759	22,870
Kenneth M. Fisher	2013	—	5,116
	2012	—	997
	2011	—	518
Susan M. Cunningham	2013	1,515,840	—
	2012	624,323	—
	2011	622,657	—
Rodney D. Cook	2013	2,999,969	20,060
	2012	1,102,420	5,351
	2011	1,167,383	6,253

(a)

Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 3.75% discount rate for the Retirement Plan and Restoration Plan; end of year values reflect a 3.25% discount rate for the Retirement Plan and a 3.00% discount rate for the Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates used to determine the pension benefit obligations disclosed in Note 12 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K, except that for years 2011 and 2012 for purposes of the present value calculations, participants are assumed to work until age 65 and commence their benefits at that time.

Effective December 31, 2013, the Company adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan (see “Pension Benefits” section for more information). The Company anticipates that the Retirement Plan benefits will be distributed to the participants in 2015. Therefore, for 2013, the present value calculations assume that the participants will commence their benefit on December 31, 2015 (for Mr. Davidson it is assumed that he will commence his benefit on his 65th birthday in 2015). The following factors contributed to the 2013 increase (with the respective percentage that each factor contributed to the total increase for each named executive officer): (i) normal growth of benefit due to an additional year of benefit accrual (for Mr. Davidson 34%, for Mr. Stover 26%, for Ms. Cunningham 26% and for Mr. Cook 19%), (ii) lower discount rates used for the present value calculation (for Mr. Davidson 2%, for Mr. Stover 8%, for Ms. Cunningham 8% and for Mr. Cook 9%), (iii) the change in the definition of final average earnings in connection with the plan termination (for Mr. Davidson 64%, for Mr. Stover 30%, for Ms. Cunningham 26% and for Mr. Cook 29%), and (iv) due to the anticipated distribution of plan benefits in 2015, the present value calculation assumes that participants will commence their benefit on December 31, 2015 (as opposed to age 65) which includes the effect of capturing the value of pre-65 early retirement subsidies (these subsidies were not

Compensation Tables

reflected in the 2011 and 2012 increase since it was assumed that benefits commenced at age 65) and a shorter discounting period (for Mr. Davidson 0%, Mr. Stover 36%, for Ms. Cunningham 40% and for Mr. Cook 43%). Assuming the named executive officers commence their benefits at age 65, the 2013 increase would have been as follows: for Mr. Davidson, $3,510,498; for Mr. Stover, $1,538,835; for Ms. Cunningham, $902,771; and for Mr. Cook, $1,711,430).

(b)

Above-market earnings in 2013 are based on the difference between the plan crediting rate of 4.90% and 120% of the annual long-term Applicable Federal Rate as of September 2012 (2.62%); earnings in 2012 are based on the difference between the plan crediting rate of 5.06% and 120% of the annual long-term Applicable Federal Rate as of September 2011 (4.30%); and earnings in 2011 are based on the difference between the plan crediting rate of 5.54% and 120% of the annual long-term Applicable Federal Rate as of September 2010 (4.41%).

(6)	All other compensation includes:

Name	Year	401(k) Plan Matching Contributions ($)	Deferred Compensation Plan Matching Contributions ($)	Club Memberships ($)	Insurance Premiums ($)	Holiday Bonus ($)	Physical Examinations ($)	Profit Sharing Plan Contributions ($)(a)	Temporary Expatriate Assignment Compensation ($)(b)
Charles D. Davidson	2013	15,300	52,200	9,928	1,872	172	—	—	—
	2012	15,000	52,500	9,174	1,872	157	—	—	—
	2011	14,700	49,483	9,110	1,872	157	2,150	—	—
David L. Stover	2013	15,300	27,505	9,512	1,872	172	2,150	—	—
	2012	15,000	25,796	8,790	1,872	157	—	—	—
	2011	14,700	23,249	8,728	1,872	157	5,135	—	—
Kenneth M. Fisher	2013	15,300	19,039	11,923	1,872	172	—	65,268	—
	2012	15,000	18,169	11,178	1,872	157	2,485	63,035	—
	2011	14,700	17,024	9,832	1,872	157	—	60,245	—
Susan M. Cunningham	2013	15,300	—	—	1,872	172	—	—	30,600
	2012	15,000	—	—	1,872	157	—	—	232,885
	2011	14,700	—	—	1,794	157	2,935	—	—
Rodney D. Cook	2013	15,300	—	8,848	1,797	172	—	—	—
	2012	15,000	—	8,176	1,719	157	—	—	—
	2011	14,700	—	8,119	1,610	157	—	—	—

(a)

Mr. Fisher received Profit Sharing Plan contributions for 2013, 2012 and 2011 as of the last day of each calendar year. A portion of Mr. Fisher’s 2013 Profit Sharing contribution ($18,200) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our 401(k) Plan. The remaining portion of Mr. Fisher’s 2013 Profit Sharing Plan contribution ($47,068) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. A portion of Mr. Fisher’s 2012 Profit Sharing contribution ($18,000) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our 401(k) Plan. The remaining portion of Mr. Fisher’s 2012 Profit Sharing Plan contribution ($45,035) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. A portion of Mr. Fisher’s 2011 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our 401(k) Plan. The remaining portion of Mr. Fisher’s 2011 Profit Sharing Plan contribution ($42,445) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan.

(b)

In 2013, Ms. Cunningham completed a temporary expatriate assignment in Israel. As part of the Company’s expatriate assignment policy, the amounts in this column include the following compensation uplifts: expatriate assignment premium in the amount of $10,200, expatriate hardship pay in the amount of $13,600 and an expatriate location premium in the amount of $6,800. In 2012, Ms. Cunningham received the following compensation uplifts as part of the Company’s expatriate assignment policy: expatriate assignment premium in the amount of $31,615, expatriate hardship pay in the amount of $42,154 and an expatriate location premium in the amount of $21,077. In addition, the 2012 amount includes imputed income in the amount of $133,318 which represents federal income and FICA taxes paid on behalf of Ms. Cunningham as part of the Company’s expatriate assignment tax equalization policy. Finally, this amount includes a short-term relocation allowance payment of $3,000 which was grossed up for federal income and FICA taxes in the amount of $1,721.

Compensation Tables

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Charles D. Davidson	2013	8.0%
	2012	9.2%
	2011	9.3%
David L. Stover	2013	8.9%
	2012	9.9%
	2011	10.7%
Kenneth M. Fisher	2013	16.4%
	2012	15.7%
	2011	16.4%
Susan M. Cunningham	2013	12.1%
	2012	11.3%
	2011	14.4%
Rodney D. Cook	2013	8.0%
	2012	10.0%
	2011	11.4%

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2013.

Name	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Charles D. Davidson	1/26/2013	2/1/2013		1,237,500
	1/26/2013	2/1/2013				16,828	33,656	67,312				1,950,028
	1/26/2013	2/1/2013							33,656			1,837,449
	1/26/2013	2/1/2013								173,064	54.60	2,951,607
David L. Stover	1/26/2013	2/1/2013		713,414
	1/26/2013	2/1/2013				9,158	18,316	36,632				1,061,229
	1/26/2013	2/1/2013							18,316			999,962
	1/26/2013	2/1/2013								94,184	54.60	1,606,308
Kenneth M. Fisher	1/26/2013	2/1/2013		486,473
	1/26/2013	2/1/2013				5,037	10,074	20,148				583,688
	1/26/2013	2/1/2013							10,074			549,990
	1/26/2013	2/1/2013								51,802	54.60	883,483
Susan M. Cunningham	1/26/2013	2/1/2013		391,536
	1/26/2013	2/1/2013				4,235	8,470	16,940				490,792
	1/26/2013	2/1/2013							8,470			462,420
	1/26/2013	2/1/2013								43,560	54.60	742,916
Rodney D. Cook	1/26/2013	2/1/2013		360,000
	1/26/2013	2/1/2013				4,121	8,242	16,484				477,541
	1/26/2013	2/1/2013							8,242			457,101
	1/26/2013	2/1/2013								42,382	54.60	716,680

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)

Represents the shares of restricted stock granted under our 1992 Plan in 2013. The shares will vest on February 1, 2016 if specified performance goals are met. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.”

Compensation Tables

(3)

Represents the shares of restricted stock awarded under our 1992 Plan in 2013. The shares will vest according to the following schedule: 40% of the award will vest on the first anniversary of the award date and remaining 60% of the award will vest on the second anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)

Represents grants of nonqualified stock options under our 1992 Plan in 2013. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(5)

Exercise price at “fair market value” was defined in our 1992 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2013 was $54.60.

(6)

Reflects grant date fair values of restricted stock and nonqualified stock options granted to our Named Executive Officers on February 1, 2013 computed in accordance with FASB ASC Topic 718. In connection with Mr. Cook’s entry into a Retention and Confidentiality Agreement with the Company on May 1, 2013, his plan-based award fair values were adjusted in accordance with FASB ASC Topic 718.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested #		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles D. Davidson	155,914	—		—	22.97	2/1/2016	38,716	(4)	2,636,947	—	—
	328,236	—		—	26.71	2/1/2017	58,928	(5)	4,013,586	—	—
	250,400	—		—	36.47	2/1/2018	33,656	(6)	2,292,310	67,312	4,584,620
	260,980	—		—	25.10	1/30/2019	—		—	—	—
	211,520	—		—	37.55	2/1/2020	—		—	—	—
	126,364	63,182	(1)	—	45.20	2/1/2021	—		—	—	—
	62,846	125,690	(2)	—	50.91	2/1/2022	—		—	—	—
	—	173,064	(3)	—	54.60	2/1/2023	—		—	—	—
David L. Stover	31,960	—		—	22.97	2/1/2016	19,910	(4)	1,356,070	—	—
	97,220	—		—	26.71	2/1/2017	35,358	(5)	2,408,233	—	—
	119,498	—		—	36.47	2/1/2018	18,316	(6)	1,247,503	36,632	2,495,006
	145,420	—		—	25.10	1/30/2019	—		—	—	—
	31,948	—		—	25.40	3/18/2019	—		—	—	—
	111,682	—		—	37.55	2/1/2020	—		—	—	—
	64,988	32,494	(1)	—	45.20	2/1/2021	—		—	—	—
	37,708	75,414	(2)	—	50.91	2/1/2022	—		—	—	—
	—	94,184	(3)	—	54.60	2/1/2023	—		—	—	—
Kenneth M. Fisher	65,898	—		—	33.73	11/16/2019	11,062	(4)	753,433	—	—
	53,792	—		—	37.55	2/1/2020	18,072	(5)	1,230,884	—	—
	36,106	18,052	(1)	—	45.20	2/1/2021	10,074	(6)	686,140	20,148	1,372,280
	19,274	38,544	(2)	—	50.91	2/1/2022	—		—	—	—
	—	51,802	(3)	—	54.60	2/1/2023	—		—	—	—
Susan M. Cunningham	34,188	—		—	11.12	2/1/2014	9,680	(4)	659,305	—	—
	31,160	—		—	14.94	2/1/2015	20,822	(5)	1,418,186	—	—
	16,000	—		—	20.73	8/1/2015	8,470	(6)	576,892	16,940	1,153,783
	31,960	—		—	22.97	2/1/2016	—		—	—	—
	68,910	—		—	26.71	2/1/2017	—		—	—	—
	59,244	—		—	36.47	2/1/2018	—		—	—	—
	68,118	—		—	25.10	1/30/2019	—		—	—	—
	53,248	—		—	25.40	3/18/2019	—		—	—	—
	53,694	—		—	37.55	2/1/2020	—		—	—	—
	31,590	15,794	(1)	—	45.20	2/1/2021	—		—	—	—
	22,208	44,408	(2)	—	50.91	2/1/2022	—		—	—	—
	—	43,560	(3)	—	54.60	2/1/2023	—		—	—	—
Rodney D. Cook	37,560	—		—	36.47	2/1/2018	9,680	(4)	659,305	—	—
	41,594	—		—	37.55	2/1/2020	20,822	(5)	1,418,186	—	—
	31,590	15,794	(1)	—	45.20	2/1/2021	8,242	(6)	561,363	16,484	1,122,725
	22,208	44,408	(2)	—	50.91	2/1/2022	—		—	—	—
	—	42,382	(3)	—	54.60	2/1/2023	—		—	—	—

(1)	Stock options vested February 1, 2014.

(2)	50% of stock options vested February 1, 2014; and 50% of stock options vest February 1, 2015.

(3)	33 1/3% of stock options vested February 1, 2014; 33 1/3% of stock options vest February 1, 2015; and 33 1/3% of stock options vest February 1, 2016.

(4)	Restricted stock vested February 1, 2014.

(5)	37.5% of restricted stock vested February 1, 2014; and 62.5% of restricted stock vests February 1, 2015.

(6)	40% of restricted stock vested February 1, 2014 and 60% of restricted stock vests February 1, 2015.

(7)	Market value based on December 31, 2013 closing price of $68.11.

(8)

Performance shares of restricted stock will vest December 31, 2016 upon, and subject to a formula related to, the Company’s achievement of certain levels of total shareholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Plan.” The amounts shown assume a maximum payout of 200%.

Compensation Tables

Stock Option Exercises and Stock Vesting

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Stock Awards Value Realized on Vesting ($)(1)
Charles D. Davidson	357,964	16,833,871	81,242	4,416,618
David L. Stover	47,160	1,997,505	43,638	2,372,586
Kenneth M. Fisher	—	—	22,160	1,204,841
Susan M. Cunningham	33,600	1,514,667	22,000	1,196,345
Rodney D. Cook	—	—	19,524	1,061,867
(1)

Shares of restricted stock awarded our Named Executive Officers on February 1, 2010, February 1, 2011 and February 1, 2012 vested on February 1, 2013. Income was recognized on vesting based on the average of the high and low trading price of our common stock of $54.32 on February 1, 2013 for restricted stock awarded on February 1, 2010 and 2011. Based on the amended 1992 Plan, the shares of restricted stock vesting beginning in 2013 (i.e., the restricted stock awarded on February 1, 2012) will have income recognized on vesting based on the closing trading price of our common stock on those dates ($54.60 on February 1, 2013). Dividends that accrued on the shares of restricted stock that vested on those dates during the restricted period were paid in 2013 as follows: Mr. Davidson — $79,151; Mr. Stover — $42,003; Mr. Fisher — $21,103; Ms. Cunningham — $20,684; and Mr. Cook — $17,676.

Pension Benefits

The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2013 for the Named Executive Officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity. Effective December 31, 2013, the Company adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan. Certain other amendments were adopted related to final average earnings, early retirement subsidies and interest rates used for lump sum payments in order to transition active participants to the Company’s defined contribution plan platform. The Company is in the process of obtaining approvals from certain governmental agencies to terminate and liquidate the Retirement Plan assets. Upon approval from these agencies, active and deferred vested participants will have the opportunity to receive the value of their Retirement Plan benefit in the form of a lump sum payment. We are also in the process of securing an insurance company to purchase an annuity contract to secure the accrued benefits of those participants who do not elect to receive a lump sum payment and for those participants who are receiving a monthly benefit from the Retirement Plan in the form of an annuity. We anticipate that the Retirement Plan will be completely liquidated by the end of the calendar year 2015.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year($)
Charles D. Davidson	Retirement Plan	13	934,898	—
	Restoration Plan	13	12,320,896	—
David L. Stover	Retirement Plan	11	720,572	—
	Restoration Plan	11	4,844,986	—
Susan M. Cunningham	Retirement Plan	13	886,843	—
	Restoration Plan	13	3,275,797	—
Rodney D. Cook	Retirement Plan	33	1,673,692	—
	Restoration Plan	33	6,054,361	—

Compensation Tables

(1)

The above Named Executive Officers are fully vested in their retirement benefits. Each is eligible for immediate commencement and can elect an unlimited lump sum option for his or her Retirement Plan benefit. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and specified the timing for receipt of benefits. Each of the above Named Executive Officers elected to receive a lump sum from the Restoration Plan. Mr. Davidson and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Messrs. Stover and Cook elected to receive their Restoration Plan benefits at the later of age 55 or separation of service. The following amounts would be payable to our Named Executive Officers from our Retirement Plan and Restoration Plan effective January 1, 2014:

Name	Age at 12/31/2013	Retirement Plan Monthly Annuity ($)	Retirement Plan Lump Sum ($)	Restoration Plan Lump Sum ($)
Charles D. Davidson	63.83	5,588	982,664	13,039,809
David L. Stover	56.17	3,476	703,112	4,805,123
Susan M. Cunningham	58.00	4,449	873,237	3,270,709
Rodney D. Cook	56.58	8,771	1,762,649	6,074,970

(2)

Represents the actuarial present value of the accumulated pension benefits as of December 31, 2013 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates used to calculate our benefit obligations disclosed in Note 12 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2013.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FY ($)(5)
Charles D. Davidson	2,671,875	52,200	1,524,441	—	32,520,593
David L. Stover	291,305	27,505	138,089	—	2,973,578
Kenneth M. Fisher	22,893	66,107	10,995	—	308,235
Susan M. Cunningham	—	—	—	—	—
Rodney D. Cook	155,905	—	43,112	—	922,562

(1)

Mr. Davidson deferred 100% ($2,165,625) of the STIP payment he earned in 2012 (otherwise paid in 2013) and 45% ($506,250) of base salary in 2013. Mr. Stover deferred 20% ($248,500) of the STIP payment he earned in 2012 (otherwise paid in 2013) and 6% ($42,805) of base salary in 2013. Mr. Fisher deferred 4% ($22,893) of base salary in 2013. Mr. Cook deferred 25% ($155,905) of the STIP payment he earned in 2012 (otherwise paid in 2013).

(2)

Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Noble Energy, Inc. 401(k) Plan and the portion of Mr. Fisher’s 2013 Profit Sharing Plan contribution that could not be made to our Noble Energy, Inc. 401(k) Plan as a result of Internal Revenue Code limitations ($47,068).

(4)

Interest is paid at the greater of either 125% of the 120-month rolling average of the 10-year Treasury note, or the 120-month rolling average of the Prime Rate. Interest paid in 2013 is based on Prime Rate average of 4.90%, compounded monthly.

(5)	All Named Executive Officers are 100% vested in these balances.

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2013. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan and Restoration Plan.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer:

•

Will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•

may be eligible to receive continued vesting of certain of his or her unvested equity awards pursuant to a policy adopted by our Compensation Committee in July 2013, provided that he or she satisfies certain conditions and obligations;

•

may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the Named Executive Officer’s dependents may also be elected at subsidized retiree rates); and

•	may continue to receive life insurance coverage until the attainment of age 65 at reduced premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control of the Company, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described above more fully in this Proxy Statement under the heading “Change of Control Arrangements.”

Compensation Tables

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, Chairman and CEO, in the event of his termination of employment as of December 31, 2013.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)		Involuntary Termination on 12/31/2013 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)		Death on 12/31/2013 ($)
Compensation:

Severance	—		—	(6)	9,222,281	(7)	—		—

STIP Payments	—	(1)	—	(1)	1,237,500	(7)	—	(1)	1,237,500	(1)

Stock Options	—		—		5,948,170	(8)	—		—

Restricted Stock	—	(2)	—	(2)	11,384,969	(9)	11,384,969	(2)	11,384,969	(2)
Benefits and Perquisites:

Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)

Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)

Health & Welfare Benefits	—		—		9,869	(10)	—		—

Disability Income	—		—		—		—	(12)	—

Life Insurance Benefits	—		—		—		—		1,000,000	(13)

Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)

Employment Services	—		—		15,000	(11)	—		—

TOTAL	—		—		27,817,789		11,384,969		13,622,469
(1)

Mr. Davidson would not be entitled to a STIP payment for 2013 in the event of his termination of employment on December 31, 2013, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2014, in order to receive payment.

(2)

All unvested shares of restricted stock will be forfeited as a result of Mr. Davidson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2011 award — 38,716 shares; 2012 award — 58,928 shares; and 2013 award — 67,312 shares. Value is based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(3)

Mr. Davidson would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)

Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)

Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2013 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2013. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(6)

Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (110%) for a total payment of $1,800,000.

(7)

We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control of the Company. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)

Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all unvested stock options held by Mr. Davidson as of December 31, 2013.

Compensation Tables

(9)

Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Davidson on December 31, 2013 based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(10)

Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)

Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. In the event Mr. Davidson elects to retire from the Company, he will be eligible to receive continued vesting of certain of his unvested equity awards pursuant to a policy adopted by our Compensation Committee in July 2013, provided that he satisfies certain conditions and obligations. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2013 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2013 ($)(1)		Involuntary Termination on 12/31/2013 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)(1)		Death on 12/31/2013 ($)
Vested Benefits as of December 31, 2013:
Stock Options (2)	50,215,246		50,215,246		50,215,246		50,215,246		50,215,246
Retirement Plans	14,022,473	(3)	14,022,473	(3)	14,022,473	(3)	14,022,473	(4)	8,178,244	(5)
Health & Welfare Benefits (6)	1,046		1,046		1,046		1,046		—
Deferred Compensation Plan (7)	32,520,593		32,520,593		32,520,593		32,520,593		32,520,593
Total Vested Benefits	96,759,358		96,759,358		96,759,358		96,759,358		90,914,083
Benefits and Payments Upon Separation:	—		—		27,817,789		11,384,969		13,622,469
Total “Walk-Away” Value	96,759,358		96,759,358		124,577,147		108,144,327		104,536,552
(1)	Mr. Davidson was eligible for early retirement as of December 31, 2013. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)

Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all stock options vested and exercisable as of December 31, 2013.

(3)

Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan as of January 1, 2014. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2013 termination date, Mr. Davidson’s monthly age 65 benefit from our Retirement Plan would be $5,631. If Mr. Davidson commences his retirement benefit immediately following termination of employment on December 31, 2013, his monthly Retirement Plan benefit, reduced for early commencement, would be $5,588. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2013 termination date is $13,039,809. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

(4)

Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan in the event of Mr. Davidson’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2013. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

(5)

In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2013 is $8,178,244. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by Internal Revenue Code Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

Compensation Tables

(6)

Reflects the present value of expected future dental benefits that will be paid by the Company in connection with Mr. Davidson’s participation in the dental plan as a retiree. Mr. Davidson does not currently participate in the medical plan; we have assumed he would not elect to participate in the medical plan as a retiree following termination of employment. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 12 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2013.

(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Davidson’s vested nonqualified deferred compensation benefits.

David L. Stover

The following table shows the potential payments to Mr. Stover, President and COO, in the event of his termination of employment as of December 31, 2013.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)		Involuntary Termination on 12/31/2013 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)		Death on 12/31/2013 ($)
Compensation:
Severance	—		—	(6)	4,692,803	(7)	—		—
STIP Payments	—	(1)	—	(1)	735,000	(7)	—	(1)	735,000	(1)
Stock Options	—		—		3,314,374	(8)	—		—
Restricted Stock	—	(2)	—	(2)	6,342,505	(9)	6,342,505	(2)	6,342,505	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		23,781	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(6)	—	(5)	—	(5)
Employment Services	—		—		15,000	(12)	—		—
TOTAL	—		—		15,123,463		6,342,505		8,077,505
(1)

Mr. Stover would not be entitled to a STIP payment for 2013 in the event of his termination of employment on December 31, 2013, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2014, in order to receive payment.

(2)

All unvested shares of restricted stock will be forfeited as a result of Mr. Stover’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2011 award — 19,910 shares; 2012 award — 35,358 shares; and 2013 award — 36,632 shares. Value is based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(3)

Mr. Stover would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)

Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)

Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2013 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2013. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(6)

Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (100%) for a total payment of $1,045,962.

(7)

We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control of the Company. Under Mr. Stover’s Change of Control Agreement, if Mr. Stover is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

Compensation Tables

(8)

Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all unvested stock options held by Mr. Stover as of December 31, 2013.

(9)

Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Stover on December 31, 2013 based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(10)

Mr. Stover’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Stover is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed the table below.

(11)	Mr. Stover’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)

Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. In the event Mr. Stover elects to retire from the Company, he will be eligible to receive continued vesting of certain of his unvested equity awards pursuant to a policy adopted by our Compensation Committee in July 2013, provided that he satisfies certain conditions and obligations. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2013 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2013 ($)(1)		Involuntary Termination on 12/31/2013 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)(1)		Death on 12/31/2013 ($)
Vested Benefits as of December 31, 2013:
Stock Options (2)	22,418,242		22,418,242		22,418,242		22,418,242		22,418,242
Retirement Plans	5,508,235	(3)	5,508,235	(3)	5,508,235	(3)	5,508,235	(4)	2,944,316	(5)
Health & Welfare Benefits (6)	141,254		141,254		141,254		141,254		—
Deferred Compensation Plan (7)	2,973,578		2,973,578		2,973,578		2,973,578		2,973,578
Total Vested Benefits	31,041,309		31,041,309		31,041,309		31,041,309		28,336,136
Benefits and Payments Upon Separation:	—		—		15,123,463		6,342,505		8,077,505
Total “Walk-Away” Value	31,041,309		31,041,309		46,164,772		37,383,814		36,413,641
(1)	Mr. Stover was eligible for early retirement as of December 31, 2013. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)

Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all stock options vested and exercisable as of December 31, 2013.

(3)

Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan as of January 1, 2014. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2013 termination date, Mr. Stover’s monthly age 65 benefit from our Retirement Plan would be $4,675. If Mr. Stover commences his retirement benefit immediately following termination of employment on December 31, 2013, his monthly Retirement Plan benefit, reduced for early commencement, would be $3,476. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2013 is $4,805,123. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

(4)

Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan in the event of Mr. Stover’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2013. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. In the event that Mr. Stover elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

Compensation Tables

(5)

In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2013 is $2,944,316. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years as required by Internal Revenue Code Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

(6)

Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Stover’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 12 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2013.

(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Stover’s vested nonqualified deferred compensation benefits.

Kenneth M. Fisher

The following table shows the potential payments to Mr. Fisher, Executive Vice President and CFO, in the event of his termination of employment as of December 31, 2013.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)		Involuntary Termination on 12/31/2013 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)		Death on 12/31/2013 ($)
Compensation:
Severance	—		—	(7)	3,419,006	(8)	—		—
STIP Payments	—	(1)	—	(1)	498,950	(8)	—	(1)	498,950	(1)
Stock Options	—		—		1,776,587	(9)	—		—
Restricted Stock	—	(2)	—	(2)	3,401,136	(10)	3,401,136	(2)	3,401,136	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—	(5)	—	(5)	53,170	(11)	—	(5)	—
Disability Income	—		—		—		—	(13)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(14)
Accrued Vacation Pay	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—		—		15,000	(12)	—		—
TOTAL	—		—		9,163,849		3,401,136		4,900,086

(1)

Mr. Fisher would not be entitled to a STIP payment for 2013 in the event of his termination of employment on December 31, 2013, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2014, in order to receive payment.

(2)

All unvested shares of restricted stock will be forfeited as a result of Mr. Fisher’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2011 award — 11,062 shares; 2012 award — 18,072 shares; and 2013 award — 20,148 shares. Value is based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(3)

Mr. Fisher would not be entitled to any additional benefit under our Profit Sharing Plan in the event of his termination of employment other than the vested amount included in the table following Note 14.

(4)

Mr. Fisher would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 14.

(5)	Mr. Fisher would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2013.

(6)

Mr. Fisher is entitled to five weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Fisher used all of his vacation during 2013 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2013. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Fisher’s salary.

Compensation Tables

(7)

Mr. Fisher is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Fisher is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (85%) for a total payment of $634,412.

(8)

Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Fisher’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Fisher is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Fisher is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)

Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all unvested stock options held by Mr. Fisher as of December 31, 2013.

(10)

Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Fisher on December 31, 2013 based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(11)

Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Fisher continuing to pay the active premium for the 30 month period. The value reflected is the present value of the total estimated cost to us to provide these benefits.

(12)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(13)

Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(14)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Fisher may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. In the event Mr. Fisher elects to retire from the Company, he will be eligible to receive continued vesting of certain of his unvested equity awards pursuant to a policy adopted by our Compensation Committee in July 2013, provided that he satisfies certain conditions and obligations. The table below shows the vested benefits that Mr. Fisher has accumulated as of December 31, 2013 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2013 ($)	Involuntary Termination on 12/31/2013 ($)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)	Disability on 12/31/2013 ($)	Death on 12/31/2013 ($)
Vested Benefits as of December 31, 2013:
Stock Options (1)	5,068,337	5,068,337	5,068,337	5,068,337	5,068,337
Retirement Plans	104,423	104,423	104,423	104,423	104,423
Health & Welfare Benefits	—	—	—	—	—
Deferred Compensation Plan (2)	308,235	308,235	308,235	308,235	308,235
Total Vested Benefits	5,480,995	5,480,995	5,480,995	5,480,995	5,480,995
Benefits and Payments Upon Separation:	—	—	9,163,849	3,401,136	4,900,086
Total “Walk-Away” Value	5,480,995	5,480,995	14,644,844	8,882,131	10,381,081
(1)

Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all stock options vested and exercisable as of December 31, 2013.

(2)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Fisher’s vested nonqualified deferred compensation benefits.

Compensation Tables

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Senior Vice President — Gulf of Mexico, Africa and Frontier Ventures, in the event of her termination of employment as of December 31, 2013.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)		Involuntary Termination on 12/31/2013 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)		Death on 12/31/2013 ($)
Compensation:
Severance	—		—	(6)	2,870,593	(7)	—		—
STIP Payments	—	(1)	—	(1)	401,250	(7)	—	(1)	401,250	(1)
Stock Options	—		—		1,714,332	(8)	—		—
Restricted Stock	—	(2)	—	(2)	3,274,881	(9)	3,274,881	(2)	3,274,881	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		27,129	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		8,303,185		3,274,881		4,676,131
(1)

Ms. Cunningham would not be entitled to a STIP payment for 2013 in the event of her termination of employment on December 31, 2013, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2014, in order to receive payment.

(2)

All unvested shares of restricted stock will be forfeited as a result of Ms. Cunningham’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2011 award—9,680 shares; 2012 award — 20,822 shares; and 2013 award — 16,940 shares. Value is based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(3)

Ms. Cunningham would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.

(4)

Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.

(5)

Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2013 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2013. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.

(6)

Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on her STIP target percentage (75%) for a total payment of $648,173.

(7)

We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control of the Company. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.

(8)

Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all unvested stock options held by Ms. Cunningham as of December 31, 2013.

(9)

Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Ms. Cunningham on December 31, 2013 based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

Compensation Tables

(10)

Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Ms. Cunningham is also entitled to continue her medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed in the table below.

(11)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)

Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. In the event Ms. Cunningham elects to retire from the Company, she will be eligible to receive continued vesting of certain of her unvested equity awards pursuant to a policy adopted by our Compensation Committee in July 2013, provided that she satisfies certain conditions and obligations relating to her retirement. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2013 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2013 ($)(1)		Involuntary Termination on 12/31/2013 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013 ($)(1)		Death on 12/31/2013 ($)
Vested Benefits as of December 31, 2013:
Stock Options (2)	18,484,264		18,484,264		18,484,264		18,484,264		18,484,264
Retirement Plans	4,143,946	(3)	4,143,946	(3)	4,143,946	(3)	4,143,946	(4)	2,137,807	(5)
Health & Welfare Benefits (6)	92,902		92,902		92,902		92,902		—
Deferred Compensation Plan	—		—		—		—		—
Total Vested Benefits	22,721,112		22,721,112		22,721,112		22,721,112		20,622,071
Benefits and Payments Upon Separation:	—		—		8,303,185		3,274,881		4,676,131
Total “Walk-Away” Value	22,721,112		22,721,112		31,024,297		25,995,993		25,298,202
(1)	Ms. Cunningham was eligible for early retirement as of December 31, 2013. Upon her termination of employment she will be entitled to retiree benefits under all of our benefit plans.

(2)

Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all stock options vested and exercisable as of December 31, 2013.

(3)

Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan as of January 1, 2014. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2013 termination date, Ms. Cunningham’s monthly age 65 benefit from our Retirement Plan would be $5,419. If Ms. Cunningham commences her retirement benefit immediately following termination of employment on December 31, 2013, her monthly Retirement Plan benefit, reduced for early commencement, would be $4,449. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2013 termination date is $3,270,709. Refer to “Pension Benefits,” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.

(4)

Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan in the event of Ms. Cunningham’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2013. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. In the event that Ms. Cunningham elects to immediately commence her retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.

(5)

In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of her death on December 31, 2013 is $2,137,807. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by the Internal Revenue Code Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.

Compensation Tables

(6)

Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Ms. Cunningham’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 12 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2013.

Rodney D. Cook

The following table shows the potential payments to Mr. Cook, Senior Vice President and Advisor to the CEO and President, in the event of his termination of employment as of December 31, 2013.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2013 ($)		Involuntary Termination on 12/31/2013 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)		Disability on 12/31/2013($)		Death on 12/31/2013 ($)
Compensation:
Severance	—		—	(6)	2,639,374	(7)	—		—
STIP Payments	—	(1)	—	(1)	360,000	(7)	—	(1)	360,000	(1)
Stock Options	—		—		1,698,411	(8)	—		—
Restricted Stock	—	(2)	—	(2)	3,243,575	(9)	3,243,575	(2)	3,243,575	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		21,663	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		960,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		7,978,023		3,243,575		4,563,575
(1)

Mr. Cook would not be entitled to a STIP payment for 2013 in the event of his termination of employment on December 31, 2013, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2014, in order to receive payment.

(2)

All unvested shares of restricted stock will be forfeited as a result of Mr. Cook’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2011 award — 9,680 shares; 2012 award — 20,822 shares; and 2013 award — 16,484 shares. Value is based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(3)

Mr. Cook would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)

Mr. Cook would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)

Mr. Cook is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Cook used all of his vacation during 2013 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2013. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Cook’s salary.

(6)

Mr. Cook is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Cook is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $840,000.

(7)

Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Cook’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Cook is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid for the three years prior to the change of control. Mr. Cook is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)

Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all unvested stock options held by Mr. Cook as of December 31, 2013.

Compensation Tables

(9)

Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Cook on December 31, 2013 based on the closing price of our common stock on December 31, 2013 ($68.11) and includes dividends paid on such shares.

(10)

Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Cook continuing to pay the active premium for the 30 month period. The value reflected is the total estimated cost to us to provide these benefits. Mr. Cook is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed in the table below.

(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)

Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Cook may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Cook is eligible to receive continued vesting of certain of his unvested equity awards pursuant to the terms of his Retention and Confidentiality Agreement, provided that he satisfies certain conditions and obligations under the terms of that agreement. Mr. Cook also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Cook has accumulated as of December 31, 2013 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2013 ($)(1)	Involuntary Termination on 12/31/2013 ($)(1)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2013 ($)	Disability on 12/31/2013 ($)(1)	Death on 12/31/2013 ($)
Vested Benefits as of December 31, 2013:
Stock Options (2)	3,565,345	3,565,345	3,565,345	3,565,345	3,565,345
Retirement Plans	7,837,619(3)	7,837,619(3)	7,837,619(3)	7,837,619(4)	4,209,660(5)
Health & Welfare Benefits (6)	127,767	127,767	127,767	127,767	—
Deferred Compensation Plan (7)	922,562	922,562	922,562	922,562	922,562
Total Vested Benefits	12,453,293	12,453,293	12,453,293	12,453,293	8,697,567
Benefits and Payments Upon Separation:	—	—	7,978,023	3,243,575	4,563,575
Total “Walk-Away” Value	12,453,293	12,453,293	20,431,316	15,696,868	13,261,142
(1)	Mr. Cook was eligible for early retirement as of December 31, 2013. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)

Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2013 ($68.11) on all stock options vested and exercisable as of December 31, 2013.

(3)

Reflects the total lump sum payable to Mr. Cook under our Retirement Plan and Restoration Plan as of January 1, 2014. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2013 termination date, Mr. Cook’s monthly age 65 benefit from our Retirement Plan would be $10,012. If Mr. Cook commences his retirement benefits immediately following termination on December 31, 2013, his monthly Retirement Plan benefit, reduced for early commencement, would be $8,771. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Cook elected to receive a lump sum payment from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Cook’s Restoration Plan lump sum amount as of December 31, 2013 is $6,074,970. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits.

(4)

Reflects the total lump sum payable to Mr. Cook under our Retirement Plan and Restoration Plan in the event of Mr. Cook’s termination of employment due to permanent and total disability. Effective December 31, 2013, the Retirement Plan was terminated and the disability benefits were discontinued for employees becoming disabled on or after January 1, 2014. The value reflected represents the actuarial present value of Mr. Cook’s age 65 benefits based on a disability date of December 31, 2013. The calculation is based on Mr. Cook’s final average compensation as of his date of disability. In the event that Mr. Cook elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 3. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits.

(5)

In the event of Mr. Cook’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Cook’s death on December 31, 2013 is

Compensation Tables

$4,209,660. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years, as required by Internal Revenue Code Section 471(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits

(6)

Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Cook’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 12 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2013.

(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Cook’s vested nonqualified deferred compensation benefits.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy qualified defined contribution plan
1992 Plan	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy, Inc. 2005 Stock Plan for Non-Employee Directors
AD&D	Accidental Death and Dismemberment
BBoe	Billion barrels oil equivalent
Board	Board of Directors of Noble Energy, Inc.
Boe

Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

CD&A	Compensation Discussion and Analysis included in Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
COO	Chief Operating Officer
Deferred Compensation Plan	Noble Energy nonqualified deferred compensation plan
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
Executive Change of Control Plan	Change of Control Severance Plan for Executives
Fair Market Value	The closing price of our common stock on the NYSE on the date of grant or, in the case of the option price, the date on which sales of common stock were made
Form 10-K	Annual Report on Form 10-K
Foundation	The Samuel Roberts Noble Foundation, Inc.
GAAP	Accounting principles generally accepted in the United States
Governance Committee	Corporate Governance and Nominating Committee
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTD	Long-Term Disability
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
Meridian	Meridian Compensation Partners, LLC
MMBoe	Million barrels oil equivalent

Glossary

Named Executive Officers

Noble Energy’s CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO which, for 2013, were Charles D. Davidson, Kenneth M. Fisher, David L. Stover, Susan M. Cunningham and Rodney D. Cook

NYSE	New York Stock Exchange
NYRSC	New York Republican State Committee
Patina	Patina Oil & Gas Corporation
Record Date	March 5, 2014
Restoration Plan	Noble Energy nonqualified defined benefit plan
Retirement Plan	Noble Energy qualified defined benefit plan
Tesoro	Tesoro Corporation
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan
Total Stockholder Return

Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in the common stock of the Company, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

U.S.	United States
Vastar	Vastar Resources, Inc.
Website	Noble Energy, Inc. website found at www.nobleenergyinc.com

Appendix A

Non-GAAP Financial Measure

This Proxy Statement includes discretionary cash flow, which is an important financial measure for the Company but is not a financial measure defined by accounting principles generally accepted in the United States (“GAAP”). The Company’s management believes it is a useful tool for evaluating overall financial performance. In particular, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. This measure should be reviewed in conjunction with the relevant GAAP financial measure. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

The table below reconciles discretionary cash flow from continuing operations to net cash provided by operating activities for the Company for the year ended December 31, 2013.

Noble Energy, Inc.

Discretionary Cash Flow and Reconciliation to Operating Cash Flow

(in millions, unaudited)

Year Ended December 31, 2013
Discretionary Cash Flow from Continuing Operations	$3,436
Reconciliation to Operating Cash Flows
Net changes in working capital	(291)
Cash exploration costs	(236)
Current tax expense of earnings adjustments	(5)
Impact of discontinued operations	11
Other adjustments	22
Net Cash Provided by Operating Activities	$2,937

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Appendix B

 Executive Officers

Name	Age	Title
Charles D. Davidson	64	Chairman and Chief Executive Officer
David L. Stover	56	President and Chief Operating Officer
Kenneth M. Fisher	52	Executive Vice President and Chief Financial Officer
Ted D. Brown	58	Senior Vice President and Advisor to the Chief Executive Officer and President
Rodney D. Cook*	56	Senior Vice President and Advisor to the Chief Executive Officer and President
Susan M. Cunningham	58	Senior Vice President, Gulf of Mexico, West Africa and Frontier Ventures
J. Keith Elliott	56	Senior Vice President, Eastern Mediterranean
Arnold J. Johnson	58	Senior Vice President, General Counsel and Secretary
John T. Lewis	57	Senior Vice President, Corporate Development
Michael W. Putnam	57	Vice President, Exploration and Geoscience
Charles J. Rimer	55	Senior Vice President, Global Operations and EHS&R
A. Lee Robison	55	Senior Vice President, Human Resources and Administrative
Gary W. Willingham	49	Senior Vice President, U.S. Onshore

*	Mr. Cook has announced plans to retire from the Company on March 31, 2014.

Charles D. Davidson (see page 17 of Director Nominee Biographies).

David L. Stover was elected President and Chief Operating Officer in April 2009, previously serving as Executive Vice President and Chief Operating Officer from August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc. (“Vastar”), and ARCO.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. Before joining the Company, Mr. Fisher served as Executive Vice President of Finance for Upstream Americas for Shell from July 2009 to November 2009 and served as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held senior finance positions within business units of General Electric Company.

Ted D. Brown is Senior Vice President, currently serving as Advisor to the CEO and President since April 2013. He was elected Senior Vice President in April 2008, responsible for the Northern Region of our North America division. Mr. Brown joined the Company upon our acquisition of Patina in May 2005. Prior to joining Patina in July 2004, Mr. Brown held various positions with Williams and Barrett Resources, Union Pacific Resources and Amoco Production Company.

Rodney D. Cook is Senior Vice President, currently serving as Advisor to the CEO and President since April 2013, a position he will hold until his retirement on March 31, 2014. He was elected Senior Vice President in April 2008, responsible for the International division. Mr. Cook joined the Company in 1980 and has served in various capacities, including Vice President, Southern Region of our North America division, Manager of our West Africa and Middle East Business Unit and Operations Manager of the International division. Prior to joining the Company in 1980, Mr. Cook held various positions with Texas Pacific Oil.

Susan M. Cunningham was elected Senior Vice President in April 2001 and is currently responsible for operations in the Gulf of Mexico and West Africa, as well as Frontier Ventures. Ms. Cunningham joined the Company in April 2001 and previously served as Senior Vice President for Exploration and Geoscience until April 2013. Before joining the Company, Ms. Cunningham held various exploration and development positions with Texaco, Statoil, and Amoco.

J. Keith Elliott was elected Senior Vice President in April 2013 and is currently responsible for Eastern Mediterranean operations. He previously served as Vice President of Global Drilling, Major Projects and Supply Chain from 2012 and as Vice President of Major Projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

B-1

Appendix B

Arnold J. Johnson was elected Senior Vice President, General Counsel and Secretary in July 2008, and is currently responsible for Corporate Affairs. He previously served as Vice President, General Counsel and Secretary from February 2004 and as Associate General Counsel and Assistant Secretary from January 2001. Prior to joining the Company, he held various positions with BP America, Vastar and ARCO.

John T. Lewis was elected Senior Vice President in April 2013 and is currently responsible for Corporate Development. He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserves from 2006. Prior to joining the Company, he held various positions with BP America, Vastar and ARCO.

Michael W. Putnam was elected Vice President in April 2013 and is currently responsible for Exploration and Geoscience. He previously served as Director of North America Exploration, business unit manager for the deepwater Gulf of Mexico and geophysical manager from 1987. Prior to joining the Company, he served in various positions with Cities Service Oil and Gas.

Charles J. Rimer was elected Senior Vice President in April 2013 and is currently responsible for Environment, Health and Safety Regulation, major projects, supply chain management and drilling. He previously served as Vice President of Operations Services from 2012 and managed the Company’s international West Africa, non-operated and new ventures division from 2002. Prior to joining the Company, he held various positions at ARCO, Vastar and Aspect Resources.

A. Lee Robison was elected Senior Vice President in April 2013 and is currently responsible for Human Resources and Administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, she held various positions with BP America, Vastar and ARCO.

Gary W. Willingham was elected Senior Vice President in April 2013 and is currently responsible for U.S. onshore operations. He previously served as Vice President of Strategic Planning, Environmental Analysis and Reserves. Prior to joining the Company, he held various positions at BP America, Vastar and ARCO.

B-2

The Board of Directors Recommends a Vote “FOR” Items 1 (all nominees), 2 and 3. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Jeffrey L. Berenson 06 Eric P. Grubman 02 Michael A. Cawley 07 Kirby L. Hedrick 03 Edward F. Cox 08 Scott D. Urban 04 Charles D. Davidson 09 William T. Van Kleef 05 Thomas J. Edelman 10 Molly K. Williamson 2. To ratify the appointment of KPMG LLP as the Company’s independent auditor. For Against Abstain 3. To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers. For Against Abstain 4. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 (ALL NOMINEES), 2 AND 3. Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

NOBLE ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 22, 2014 9:30 a.m. local time The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380 Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2014. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 (all nominees), 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Charles D. Davidson and Kenneth M. Fisher, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment or postponement thereof. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.proxypush.com/nbl 1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 noon (CT) on vote your proxy until 12:00 noon (CT) postage-paid envelope provided. April 21, 2014. on April 21, 2014. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.